EXHIBIT 2.1


                           PURCHASE AND SALE AGREEMENT

             THIS AGREEMENT, dated as of this 11th day of April 1997, among Browning-Ferris Industries, Inc., a Delaware corporation ("BFI"); Browning-Ferris Industries of Wisconsin, Inc., a Wisconsin corporation and wholly-owned subsidiary of BFI ("BFIW"); M&N Recycling, Inc., a Wisconsin corporation and wholly-owned subsidiary of BFI ("MNR"); BFI Waste Systems of Ohio, Inc., a Delaware corporation and wholly-owned subsidiary of BFI ("BFIO"); Browning-Ferris Industries of Pennsylvania, Inc., a Delaware corporation and wholly-owned subsidiary of BFI ("BFIP" and, together with BFI, BFIW, MNR and BFIO, sometimes referred to collectively as "Sellers" and on an individual generic basis as a "Seller"); and Superior Services, Inc., a Wisconsin corporation ("Superior"); Superior of Wisconsin, Inc., a Wisconsin corporation and wholly-owned subsidiary of Superior ("Superior-Wisconsin"); Superior of Ohio, Inc., an Ohio corporation and wholly-owned subsidiary of Superior ("Superior-Ohio"); and Superior Waste Services of Pennsylvania, Inc., a Pennsylvania corporation and wholly-owned subsidiary of Superior ("Superior-Pennsylvania" and, together with Superior, Superior-Wisconsin and Superior-Ohio sometimes referred to collectively as "Buyers" and on an individual generic basis as a "Buyer").

                               W I T N E S E T H:

             A. WHEREAS, BFIW, MNR, BFIO and BFIP (sometimes referred to collectively as the "BFI Subsidiaries" and on an individual generic basis as a "BFI Subsidiary") desire to sell, and Superior-Wisconsin, Superior-Ohio and Superior-Pennsylvania (sometimes referred to collectively as the "Superior Subsidiaries" and on an individual generic basis as a "Superior Subsidiary") desire to purchase, certain assets of the BFI Subsidiaries as more specifically described below, pursuant to the terms and conditions set forth herein; and

             B. WHEREAS, BFI desires to sell, and Superior desires to purchase, the outstanding shares ("Shares") of Common Stock ("Stock") of M&N Disposal, Inc., a Wisconsin corporation and wholly-owned subsidiary of BFI ("MND"), and BFIP desires to sell, and Superior desires to purchase, the outstanding Shares of Stock of Homestand Land Corp., a Pennsylvania corporation and wholly-owned subsidiary of BFIP ("HLC" and, together with MND sometimes referred to collectively as the "Companies" and on an individual generic basis as a "Company"), pursuant to the terms and conditions set forth herein; and

             C. WHEREAS, more specifically, BFI, BFIW, MNR and MND conduct solid waste and recyclables collection, transportation, transfer and disposal operations in and around Green Bay, Wisconsin, including the operation of the (i) M&N landfill in Chilton, Wisconsin owned by MND ("M&N Landfill"); (ii) the M&N collection company located at 428 High Street, Chilton, Wisconsin owned by MND ("M&N Collection Company Location"); (iii) the Chilton recycling operation at 1113 Park Street, Chilton, Wisconsin owned by MNR ("Chilton Recycling Company Location"); (iv) the Green Bay hauling facility and land at 2110 (and/or 2001) Bellevue Street, Green Bay, Wisconsin currently leased by BFIW but to be purchased by BFIW ("Green Bay Collection Company Location") (collectively, the foregoing operations are referred to as the "Green Bay Business") and desire to sell the Green Bay Business through the sale of certain of the assets of BFIW and all of the assets of MNR to Superior-Wisconsin and the Shares of MND to Superior, pursuant to the terms and conditions set forth herein; and

             D. WHEREAS, more specifically, BFI and BFIO conduct solid waste and recyclables collection, transfer, transportation and disposal operations in and around Columbus and Zanesville, Ohio, including the operation of (i) the Zanesville transfer station at 2175 Adamsville Road, Washington Township, Zanesville, Ohio owned by BFIO ("Zanesville Transfer Station"); (ii) the Columbus collection company at 1515 Harmon Road, Columbus, Ohio leased by BFIO ("Columbus Collection Company Location"); and (iii) the Marietta satellite location at 917 Gilman Street, Marietta, Ohio leased by BFIO ("Marietta Satellite Location") (collectively, the foregoing operations are referred to as the "Columbus Business") and desire to sell the Columbus Business through the sale of certain of the assets of BFIO to Superior-Ohio, pursuant to the terms and conditions set forth herein; and

             E. WHEREAS, more specifically, BFI and BFIP conduct solid waste and recyclables collection, transfer, transportation and disposal operations in and around DuBois, Pennsylvania, including the operation of
   (i) the Green Tree landfill at 635 Toby Road, Kersey, Pennsylvania owned by HLC ("Green Tree Landfill"); (ii) the Brockway collection company and material recycling facility at Route 219 North, Brockway, Pennsylvania owned by BFIP ("Brockway Location"); and (iii) the State College satellite location at 25 Decibel Road, State College, Pennsylvania leased by BFIP ("State College Location") (collectively, the foregoing operations are referred to as the "DuBois Business") and desire to sell the DuBois Business through the sale of certain of the assets of BFIP to Superior-Pennsylvania and the Shares of HLC to Superior, pursuant to the terms and conditions set forth herein.

             NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE 1.
                          TRANSFER OF ASSETS AND SHARES

   1.1 Sale of the Green Bay Assets. Subject to the terms and conditions of this Agreement and contingent upon the simultaneous sale to Superior of the Shares of MND pursuant to Section 1.2, BFI, BFIW, MND and MNR hereby agree to sell, convey, transfer and deliver to Superior-Wisconsin at the Closing (as hereinafter defined) of the sale of the Green Bay Business all right, title and interest of BFI, BFIW, MND and MNR in and to all of the business, rights, claims and assets of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise and wherever situated (collectively, "Assets") of BFI, BFIW, MND and MNR employed in connection with the Green Bay Business (collectively, "Green Bay Assets"), including, but not limited to the following, free and clear of all liens, mortgages, claims, security interests, restrictions and encumbrances of any kind and nature whatsoever (collectively, "Liens"), but excluding the M&N Landfill (and the real estate purchase options relating thereto) and the associated Equipment (as hereinafter defined) and the associated Vehicles (as hereinafter defined) used at the M&N Landfill:

        (a) All equipment, machinery, containers, personal property, compactors and other equipment and spare parts (collectively, "Equipment") used by BFI, BFIW, MND or MNR in the Green Bay Business, including the Equipment listed on Schedule 1.1(a) (collectively, "Green Bay Equipment"), but excluding the Equipment used by MND in the operation of the M&N Landfill as set forth and separately and conspicuously identified as such on
             Schedule 1.2(a). Schedule 1.1(a) also separately includes a specific list and description of any items of Equipment recently used in the Green Bay Business and which have been retained by BFI or an Affiliate (as hereinafter defined) thereof and replaced with a substitute item of Equipment in contemplation of the sale of the Green Bay Business and which substitute items are also described on Schedule 1.1(a);

        (b) All automobiles, trucks and other motor vehicles (collectively, "Vehicles") used by BFI, BFIW, MND or MNR in the Green Bay Business, including those Vehicles set forth on Schedule 1.1(b) (collectively, "Green Bay Vehicles"), but excluding the Vehicles used by MND in the operation of the M&N Landfill as set forth and separately and conspicuously identified as such on Schedule 1.2(b). Schedule 1.1(b) also separately includes a specific list and description of Vehicles recently used in the Green Bay Business and which have been retained by BFI or an Affiliate and replaced with a substitute Vehicle in contemplation of the sale of the Green Bay Business and which substitute Vehicles are also described on Schedule 1.1(b);

        (c) The Material Contracts (as hereinafter defined) for the Green Bay Business, all of which are set forth on Schedule 1.1(c), including the July 18, 1995 Stock Purchase Agreement for the Shares of MND ("Original MND Purchase Agreement"), the Landfill Royalty Agreement dated July 18, 1995 and the Consultant Agreements dated July 18, 1995, and all other Contracts (as hereinafter defined) not required to be listed on
             Schedule 1.1(c) relating to the Green Bay Business (collectively with the Material Contracts, the "Green Bay Contracts");

        (d) All permits, licenses, consents, approvals, grants, franchises and authorizations (collectively, "Permits") required for the operation of Green Bay Business to the extent transferable or assignable by law, all of which are set forth on Schedule 1.1(d) (collectively, "Assumed Green Bay Permits");

        (e) The Material Leases (as hereinafter defined) for the Green Bay Business, all of which are set forth on Schedule 1.1(e), but specifically excluding the Real Property Lease for the Appleton satellite location, and all other Leases (as hereinafter defined) not required to be listed on Schedule 1.1(e) relating to the Green Bay Business (collectively with the Material Leases, the "Green Bay Leases");

        (f) All advance payments received by BFI, BFIW, MND or MNR for services to be rendered for or on behalf of customers (collectively, "Advance Payments") of the Green Bay Business existing on the Closing Date (as hereinafter defined) for the sale of the Green Bay Business, which Advance Payments are preliminarily set forth as of the most recent practicable date on Schedule 1.1(f) and will be finally set forth on the Net Working Capital Certificate (as hereinafter defined) for the Green Bay Business (collectively, "Green Bay Advance Payments");

        (g) All accounts receivable (other than related party or Affiliate receivables) (collectively, "Accounts Receivable") of BFI, BFIW, MND or MNR respecting the Green Bay Business which exist on the Closing Date for the sale of the Green Bay Business, which Accounts Receivable are preliminarily set forth as of the most recent practicable date on Schedule 1.1(g) and will be finally set forth on the Net Working Capital Certificate for the Green Bay Business (collectively, "Green Bay Accounts Receivable");

        (h) All office supplies and inventory and other than Assets otherwise specifically described herein (collectively, "Inventory") of BFI, BFIW, MND or MNR employed in connection with the Green Bay Business which exist on the Closing Date for the sale of the Green Bay Business, which Inventory is preliminarily set forth, or is summarized by principal asset category and approximate aggregate dollar amount, as of the most recent practicable date on Schedule 1.1(h) and will be finally set forth on the Net Working Capital Certificate for the Green Bay Business (collectively, "Green Bay Inventory");

        (i) The real property , including fixtures, buildings, facilities, improvements and all appurtenant rights (collectively, "Real Property") owned or subject to acquisition by BFIW, MND or MNR and used in the Green Bay Business as described on
             Schedule 1.1(i), including the M&N Collection Company Location, fee simple title to the Chilton Recycling Company Location and the transfer of the Green Bay Collection Company Location (which land and building will be purchased by BFIW under its option to purchase under the Real Property Lease for the Green Bay Collection Company and subleased to Superior-Wisconsin on an interim basis until sold to Buyers within 90 days of the Closing Date for the sale of the Green Bay Business), but specifically excluding the M&N Landfill (and the real estate purchase options with respect thereto) which will be retained by MND (collectively, "Green Bay Real Property");

        (j) All invoices, customer lists (including customer phone numbers, addresses and contact names), vendor lists (including vendor phone numbers, addresses and contact names), blueprints, specifications, designs, drawings, and all other documents, tapes, discs, or other embodiments of such information (collectively, "Records and Files") of BFI, BFIW, MND or MNR relating to the Green Bay Business; and

        (k) The goodwill associated with the Green Bay Business, including all causes of action relating to the Green Bay Assets or its Assumed Liabilities (as hereinafter defined), and all deposits under Real Property Leases assumed by Buyers or continued by Companies.

   1.2 Sale of Shares of MND. Subject to the terms and conditions of this Agreement and contingent on the simultaneous sale to Superior-Wisconsin of the Green Bay Assets pursuant to Section 1.1, BFI agrees to sell, convey, transfer and deliver to Superior at the Closing Date for the sale of the Green Bay Business all right, title and interest of BFI in and to the Shares of MND, free and clear of all Liens.
        Schedule 1.2(a) sets forth all Equipment used by MND ("MND Equipment") in the operation of the M&N Landfill, including a separate list and description of all replacement Equipment and all Equipment being replaced in contemplation of the sale of the Green Bay Business; Schedule 1.2(b) sets forth all Vehicles used by MND ("MND Vehicles") in the operation of the M&N Landfill, including a separate list and description of all replacement Vehicles and all Vehicles being replaced in contemplation of the sale of the Green Bay Business; Schedule 1.2(c) sets forth all Material Contracts of MND;
        Schedule 1.2(d) sets forth the Permits held by MND; Schedule 1.2(e) sets forth all the Material Leases of MND; Schedule 1.2(f) sets forth all Advance Payments held by MND as of the most recent practicable date; Schedule 1.2(g) sets forth the Accounts Receivable of MND as of the most recent practicable date; Schedule 1.2(h) sets forth or summarizes by asset category and approximate aggregate dollar amount the Inventory of MND as of the most recent practicable date; and
        Schedule 1.2(i) sets forth the Real Property of MND (including the M&N Landfill, the M&N Collection Company Location (which is set forth on Schedule 1.1(i)) and the real estate purchase options relating to the Real Property constituting and surrounding the M&N Landfill). On the Closing Date for the sale of the Green Bay Business and solely as a result of the sale to Buyers of the Green Bay Assets under
        Section 1.1 (and not as any result of any other distribution by MND), the Assets of MND shall consist only of the M&N Landfill (and the associated real estate purchase options) and the Equipment, Vehicles and other Assets used in the operation of the M&N Landfill, which retained Assets of MND shall be substantially the same as set forth in the Schedules to this Section 1.2, except for changes thereto in the ordinary course of business consistent in amount and nature with past practice or as otherwise consented to by the Buyers.

   1.3 Sale of the Columbus Business. Subject to the terms and conditions of this Agreement, BFI and BFIO agree to sell, convey, transfer and deliver to Superior-Ohio at the Closing of the sale of the Columbus Business all right, title and interest of BFI and BFIO in and to all of the Assets of BFI and BFIO employed in connection with the Columbus Business (collectively, "Columbus Assets"), including, but not limited to the following, free and clear of all Liens:

        (a) All Equipment used by BFI or BFIO in the Columbus Business, including the Equipment specifically listed on Schedule 1.3(a) (collectively, "Columbus Equipment"). Schedule 1.3(a) also separately includes a specific list and description of any items of Equipment recently used in the Columbus Business and which have been retained by BFI or an Affiliate and replaced with a substitute item of Equipment in contemplation of the sale of the Columbus Business and which substitute items are also described in Schedule 1.3(a);

        (b) All Vehicles used by BFI or BFIO in the Columbus Business, including those Vehicles set forth on Schedule 1.3(b) (collectively, "Columbus Vehicles"). Schedule 1.3(a) also separately includes a specific list and description of any Vehicles recently used in the Columbus Business and which have been retained by BFI or an Affiliate and replaced with a substitute Vehicle in contemplation of the sale of the Columbus Business and which substitute Vehicles are also described in
             Schedule 1.3(a);

        (c) The Material Contracts for the Columbus Business, all of which are set forth on Schedule 1.3(c), and all other Contracts not required to be listed on Schedule 1.3(c) relating to the Columbus Business (collectively, "Columbus Contracts");

        (d) All Permits required for the operation of the Columbus Business to the extent transferable or assignable by law, all of which are set forth on Schedule 1.3(d) (collectively, "Assumed Columbus Permits");

        (e) The Material Leases for the Columbus Business, all of which are set forth on Schedule 1.3(e), including the Real Property Lease of the Columbus Collection Company Location and the Real Property Lease of the Marietta Satellite Location, but specifically excluding the Real Property Lease of the Zanesville collection company facility at 3112 Pike Street, Zanesville, Ohio, and the other Leases not required to be listed on
             Schedule 1.3(e) relating to the Columbus Business (collectively, "Columbus Leases");

        (f) All advance payments received by BFI or BFIO for services to be rendered for customers of the Columbus Business existing on the Closing Date for the sale of the Columbus Business, which Advance Payments are preliminarily set forth as of the most recent practicable date on Schedule 1.3(f) and will be set forth on the Net Working Capital Certificate for the Columbus Business (collectively, "Columbus Advance Payments");

        (g) All Accounts Receivable of BFI or BFIO respecting the Columbus Business existing on the Closing Date for the sale of the Columbus Business, which Accounts Receivable are preliminarily set forth as of the most recent practicable date on
             Schedule 1.3(g) and will be finally set forth on the Net Working Capital Certificate for the Columbus Business (the "Columbus Accounts Receivable");

        (h) All Inventory employed in connection with the Columbus Business which exists on the Closing Date for the sale of the Columbus Business, which Inventory is preliminarily set forth, or is summarized by principal asset category and approximate aggregate dollar amount, as of the most recent practicable date on
             Schedule 1.3(h) and will be finally set forth on the Net Working Capital Certificate for the Columbus Business (the "Columbus Inventory");

        (i) The Real Property owned by BFIO and used in the Columbus Business as described on Schedule 1.3(i), but specifically excluding the Real Property constituting the Zanesville Transfer Station, which will be leased to Superior-Ohio on the Closing Date of the sale of the Columbus Business pursuant to
             Section 8.20 ("Columbus Real Property"), provided that BFI and BFIO will transfer to Superior-Ohio, without further deed or action, on the date on which Superior-Ohio has obtained all requisite final permits to operate the Zanesville Transfer Station, ownership to all of the improvements and fixtures which are a part of, or onsite at, the Zanesville Transfer Station;

        (j)  All Records and Files of BFIO relating to the Columbus Business;
             and

        (k) The goodwill associated with the Columbus Business, including all causes of action relating to the Columbus Assets or its Assumed Liabilities, and all deposits under Real Property Leases assumed by Buyers or continued by Companies.

   1.4 Sale of the DuBois Assets. Subject to the terms and conditions of this Agreement and contingent upon the simultaneous sale to Superior of the Shares of HLC pursuant to Section 1.5, BFI and BFIP hereby agree to sell, convey, transfer and deliver to Superior-Pennsylvania at the Closing for the sale of the DuBois Business all right, title and interest of BFI and BFIP in and to all of the Assets of BFI and BFIP employed in connection with the DuBois Business (collectively, "DuBois Assets"), including, but not limited to the following, free and clear of all Liens:

        (a) All Equipment used by BFI or BFIP in the DuBois Business, including the Equipment specifically listed on Schedule 1.4(a) ("DuBois Equipment"). Schedule 1.4(a) also separately includes a specific list and description of any items of Equipment recently used in the DuBois Business which have been retained by BFI or an Affiliate and replaced with a substitute item of Equipment in contemplation of the sale of the DuBois Business and which substitute items are also described in
             Schedule 1.4(a);

        (b) All Vehicles used by BFI or BFIP in the DuBois Business, including those Vehicles set forth on Schedule 1.4(b) (collectively, "DuBois Vehicles"). Schedule 1.4(b) also separately includes a specific list and description of any Vehicles recently used in the DuBois Business which have been retained by BFI or an Affiliate and replaced with a substitute Vehicle in contemplation of the sale of the DuBois Business and which substitute Vehicles are also described in Schedule 1.4(b);

        (c) The Material Contracts for the DuBois Business, all of which are set forth on Schedule 1.4(c), including without limitation the Centre County Contract, and all other Contracts not required to be listed on Schedule 1.4(c) relating to the DuBois Business (collectively, "DuBois Contracts");

        (d) All Permits required for the operation of DuBois Business to the extent transferable or assignable by law, all of which are set forth on Schedule 1.4(d) (collectively, "Assumed DuBois Permits");

        (e) The Material Leases for the DuBois Business, all of which are set forth on Schedule 1.4(e), including the Real Property Lease for the State College Location, and all other Leases not required to be listed on Schedule 1.4(e) relating to the DuBois Business (collectively, "DuBois Leases");

        (f) All advance payments received by BFI or BFIP for services to be rendered for or on behalf of customers of the DuBois Business existing on the Closing Date for the sale of the DuBois Business, which Advance Payments are preliminarily set forth as of the most recent practicable date on Schedule 1.4(f) and will be finally set forth on the Net Working Capital Certificate for the DuBois Business (collectively, "DuBois Advance Payments");

        (g) All Accounts Receivable of BFI or BFIP respecting the DuBois Business existing on the Closing Date for the sale of the DuBois Business, which Accounts Receivable are preliminarily set forth as of the most recent practicable date on Schedule 1.4(g) and will be finally set forth on the Net Working Capital Certificate for the DuBois Business (collectively, "DuBois Accounts Receivable");

        (h) All Inventory employed in connection with the DuBois Business which exists on the Closing Date for the sale of the DuBois Business, which Inventory is preliminarily set forth, or is summarized by principal asset category and approximate aggregate dollar amount, as of the most recent practicable date on
             Schedule 1.4(h) and will be finally set forth on the Net Working Capital Certificate for the DuBois Business (collectively, "DuBois Inventory");

        (i) The Real Property owned by BFIP and used in the DuBois Business as described on Schedule 1.4(i), including the Brockway Location (collectively, "DuBois Real Property");

        (j)  All Records and Files of BFIP relating to the DuBois Business;
             and

        (k) The goodwill associated with the DuBois Business, including all causes of action relating to the DuBois Assets or its Assumed Liabilities, and all deposits under Real Property Leases assumed by Buyers or continued by Companies.

   1.5 Sale of Shares of HLC. Subject to the terms and conditions of this Agreement and contingent on the simultaneous sale to Superior-Pennsylvania of the DuBois Assets pursuant to Section 1.4, BFIP hereby agrees to sell, convey, transfer and deliver to Superior at the Closing of the sale of the DuBois Business all right, title and interest of BFIP in and to the Shares of HLC, free and clear of all Liens. Schedule 1.5(a) sets forth all Equipment used by HLC ("HLC Equipment"), including a separate list and description of all replacement Equipment and all Equipment being replaced in contemplation of the sale of the DuBois Business; Schedule 1.5(b) sets forth all Vehicles used by HLC ("HLC Vehicles"), including a separate list and description of all replacement Vehicles and all Vehicles being replaced in contemplation of the sale of the DuBois Business; Schedule 1.5(c) sets forth all Material Contracts of HLC;
        Schedule 1.5(d) sets forth the Permits held by HLC; Schedule 1.5(e) sets forth all the Material Leases of HLC; Schedule 1.5(f) sets forth all Advance Payments held by HLC as of the most recent practicable date; Schedule 1.5(g) sets forth the Accounts Receivable of HLC as of the most recent practicable date; Schedule 1.5(h) sets forth, or is summarized by principal asset category and approximate aggregate dollar amount, the Inventory of HLC as of the most recent practicable date; and Schedule 1.5(i) sets forth the Real Property of HLC (including the Green Tree Landfill). On the Closing Date for the sale of the DuBois Business, the Assets of HLC shall be substantially the same as set forth in the Schedules to this Section 1.5, except for changes thereto in the ordinary course of business consistent in amount and nature with past practice or as otherwise consented to by the Buyers (or as contemplated by Section 8.23).

   1.6 Excluded Assets of Sellers and Companies. Notwithstanding any other provision of this Agreement, the Ancillary Instruments (as hereinafter defined) or the Schedules hereto, the Assets to be conveyed by the Sellers to Buyers hereunder or to be owned by the Companies, in each case as of the relevant Closing Date for the sale of the Business as to which Assets relate, shall not include (i) any deposits or prepaid items, except for the Advance Payments, which Advance Payments will be reflected and thereby reduce the Net Working Capital set forth in the Net Working Capital Certificates; (ii) any corporate record books or similar Records and Files related to the corporate existence of any of the BFI Subsidiaries; (iii) cash (other than petty cash on hand at the various operating locations); (iv) income tax records of the BFI Subsidiaries (provided that Sellers shall cooperate with Buyers following the respective Closing Date in allowing reasonable access to records relating to the Assets or Businesses for purposes of responding to any applicable Government Entity, as hereinafter defined); (v) the use of the name "Browning-Ferris" or any name similar or related thereto; (vi) any trademarks relating to "Browning-Ferris" or "BFI" or other intellectual property of the Sellers, including without limitation, any rights to personal computer or mainframe software; (vii) notes, drafts, accounts receivable or other obligations for the payment of money, made or owed by any Affiliate of any of the Sellers; (viii) the underlying land of the Zanesville Transfer Station (which will be leased to Superior-Ohio pursuant to Section 8.20); (ix) medical waste hauling Contracts for the Columbus Business or Contracts relating to Sellers' Mansfield, Ohio business; (x) the Real Property Lease for the Germantown, Wisconsin property owned by A-1 Service, Inc. or the Schreiner brothers; (xi) any rights of any Affiliate of any of the Sellers to any instruments of financial assurance supporting any performance under any Permit or Material Contract; (xii) in accordance with Section 15.4, the Assets of MND and HLC supporting long-term care obligations for the M&N Landfill and the Green Tree Landfill; (xiii) causes of action not related to the Assets, Businesses and Assumed Liabilities; and (xiv) Sellers' claims against, and Accounts Receivable from, REMAC.

   1.7 Limitation on Liability for Non-Assigned Contracts, Leases and Permits. Except as otherwise contemplated by Section 8.4 or as a result of any violation by Sellers of their representations, warranties or covenants made in this Agreement or any Ancillary Instruments, Sellers shall have no liability to Buyers solely as a result of the non-assignment of any Contract, Lease, or Permit.

                                   ARTICLE 2.
                     ASSUMPTION AND EXCLUSION OF LIABILITIES

   2.1 Limited Specific Liabilities to be Assumed. As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, as partial payment for the purchase of the Assets and the Shares, on the Closing Date for the sale of each relevant Business, Buyers shall assume and agree to pay, perform and discharge the following, and only the following specific Liabilities of Sellers and the Companies (collectively, "Assumed Liabilities"):

        (a) Those Liabilities relating to care and closure of the M&N Landfill and the Green Tree Landfill being acquired for all periods after the relevant Closing Date for the sale of the Business that includes that specific landfill (except for and excluding Liabilities resulting or arising from a breach of any representation, warranty, covenant or agreement by any Seller hereunder or under any Ancillary Instrument which constitutes the basis for a Claim under Section 10.1);

        (b) All Liabilities first arising from events or transactions occurring after the relevant Closing Date for the sale of the relevant Business under the Contracts, Leases and Assumed Permits for such Business (except for and excluding Liabilities resulting or arising from a breach of any representation, warranty, covenant or agreement by any Seller hereunder or under any Ancillary Instrument which constitutes the basis for a Claim under Section 10.1);

        (c) All unpaid and outstanding trade payables of each Business sold to Buyers arising in the ordinary course of business consistent in amount and nature with past practice prior to the relevant Closing Date, all of which will be included (and shall thereby reduce) at full face amount in the calculation of Net Working Capital for the relevant Business as contemplated by Section 3.4

        (d) All Liabilities of BFI relating to the Green Tree Landfill specifically set forth in the December 2, 1988 letter agreement between BFI and Frank Varischetti as and to the extent set forth in such letter and solely to the extent such Liabilities (including clay and cover purchase obligations after Closing as well as favorable disposal pricing) first arise after the Closing Date for the sale of the DuBois Business (but not any Liabilities thereunder prior to such Closing Date or otherwise owed by Sellers, Companies or their Affiliates to Mr. Varischetti or his Affiliates). The parties acknowledge that the Liability for payments upon the future permitted expanded airspace at the Green Tree Landfill will first arise after the Closing Date for the sale of the DuBois Business.

   2.2 All Other Liabilities Not to be Assumed. Except as and to the limited extent specifically set forth in Section 2.1 and notwithstanding any other provision of this Agreement, any Ancillary Instrument or any listing in the Schedules hereto, Buyers are not assuming any other Liabilities whatsoever of Sellers or Companies (and, prior to the relevant Closing Date, the Company whose Shares are being sold shall transfer to a Seller or an Affiliate thereof all duties and obligations with respect to all of their Liabilities, other than the Assumed Liabilities for that Company) and all such other Liabilities shall be and remain the sole and exclusive joint and several responsibility of Sellers. Except as specifically otherwise provided in Section 2.1 and without limiting the Liabilities not assumed by Buyers or retained by the Companies, Buyers are not assuming and Sellers shall not be deemed to have transferred to Buyers and Companies shall not have any post-Closing duties or obligations with respect to, the following Liabilities of Sellers or Companies:

        (a) Certain Contracts and Leases. Notwithstanding any other provision of this Agreement, any Ancillary Instrument or any listing in the Schedules hereto, the Liabilities under and pursuant to the following Contracts and Leases:

             (i) obligations to perform services for customers in exchange for services or goods from such customers, or where any Seller or Company has agreed to perform services as in-kind payment of such Seller's or Company's obligations to such customers or in other circumstances outside the ordinary course of business;

             (ii) the Real Property Lease for the Appleton satellite location for the Green Bay Business, the Real Property Lease of the Germantown, Wisconsin property with A-1 Service, Inc. or the Schreiner brothers, and the Real Property Lease for the Zanesville collection company location at 3112 Pike Street, Zanesville, Ohio for the Columbus Business; and

             (iii) any Contract or Lease relating to BFIO's medical waste hauling for the Columbus Business and any Contract or Lease relating to BFI's Mansfield, Ohio operations.

        (b) Taxes Arising from Transactions. Subject to Section 15.8, any taxes applicable to, imposed upon or arising out of the sale or transfer of the Businesses, Assets or Shares to Buyers and the other transactions contemplated by this Agreement or the Ancillary Instruments (as hereinafter defined), including but not limited to, any income, transfer, sales, use, gross receipts or documentary stamp taxes.

        (c) Income and Franchise Taxes. Any Liability of Sellers or the Companies prior to the relevant Closing Date for federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof).

        (d) Insured Claims. Any Liability of Sellers or the Companies insured against, to the extent such Liability is or will be paid by an insurer.

        (e) Litigation Matters. Any Liability with respect to any action, suit, claim, complaint, proceeding, arbitration, investigation or inquiry, whether judicial, civil, criminal or administrative (collectively, "Litigation") arising from any of Seller's or Company's operations prior to the relevant Closing Date, whether or not described in Schedule 5.5.

        (f) Transaction Expenses. All expenses and costs incurred by Sellers or the Companies in connection with this Agreement or the Ancillary Instruments and the transactions contemplated herein and therein.

        (g) Liability for Breach. Liabilities of Sellers or the Companies for any breach or failure to perform any of Sellers' or the Companies' covenants and agreements contained in, or made pursuant to, this Agreement or the Ancillary Instruments, or, prior to the relevant Closing, any Contract, Lease or Permit, whether or not transferred or assumed hereunder, including any breach arising from the assignment or transfer of Contracts, Leases or Permits hereunder without the consent of a third party or Government Entity.

        (h) Liabilities to Affiliates. Liabilities of Sellers or the Companies to their present or former Affiliates (which term as used herein shall have the same meaning as defined under the Securities Exchange Act of 1934).

        (i) Violation of Laws or Orders. Liabilities of Sellers or the Companies for any violation of, or failure to comply with, any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign, local or other (collectively, "Government Entities").

        (j) Environmental Liability. Any Liability occurring or arising prior to the Closing, whether known or unknown, arising from (a) environmental conditions, including without limitation, the presence or actual or threatened release of Hazardous Substances at any property now or previously owned, operated or leased by Sellers, the Companies, any predecessor in interest or in connection with the Business (whether into the air, soil, ground or surface waters on or off-site); (b) the off-site transportation, storage, treatment, recycling, or disposal of Hazardous Substances generated by the Sellers, the Companies, any predecessor in interest or in connection with the Business or, during the Sellers' or Companies' tenure at any property now or previously owned, operated or leased by the Sellers or the Companies, or (c) violations of any Environmental Law by the Sellers or the Companies.

        (k) Other Liabilities. Liabilities respecting workers compensation, employee compensation, pension, profit sharing, deferred compensation or other qualified or non-qualified benefit programs (including Sellers' or Companies' group health insurance plan), Liabilities for current or deferred income taxes of Sellers or Companies, Sellers' obligations to Messrs. Nennig and Michels respecting the original purchase of MNR existing, accrued or arising prior to the Closing Date for the sale of the Green Bay Business; Liabilities for personal injury or property damage claims involving services sold or provided by Sellers or Companies prior to the relevant Closing Date.

                                   ARTICLE 3.
                                 PURCHASE PRICE

   3.1  Purchase Price; Payment.

             (a) Purchase Price. The total aggregate cash purchase price for all of the Businesses (including the Green Bay Assets, the MND Shares, the Columbus Assets, the DuBois Assets and the HLC Shares) subject to acquisition by Buyers hereunder, if all of such Businesses are acquired, shall be equal to Fifty-Six Million Seven Hundred Six Thousand Dollars ($56,706,000), plus the Final Net Working Capital of each respective Business so purchased as of the Closing thereof determined in accordance with Section 3.4, and shall also include the Buyers' assumption of the Assumed Liabilities with respect to such Businesses. Buyers shall only be obligated to pay to Sellers that portion of the aggregate purchase price which is allocated to the respective Business being purchased as set forth in Schedule 3.1 hereto. Buyers shall not be liable for the purchase price allocated to any Business which is not purchased by Buyers.

             (b) Payment. At the Closing for the sale of each respective Business, Buyers shall pay by wire transfer of immediately available federal funds to the Seller(s) designated by BFI the portion of the stated cash purchase price respecting the Assets and Shares then being sold as set forth on Schedule 3.1 hereto, provided that only 75% of the Estimated Net Working Capital (as defined below) of the Business being sold shall be paid by Buyers to BFI at the Closing for the sale of such Business in accordance with Section 3.4.

   3.2 Specific Allocation of Purchase Price to Assets Acquired. The purchase price payable under this Article 3 (including the assumption by Buyers of the Assumed Liabilities) shall be allocated among the Assets in accordance with Section 338 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, all as set forth on Schedule 3.2 to be mutually agreed upon and delivered prior to each relevant Closing (each, a "Purchase Price Allocation Schedule"). The parties further agree that they will irrevocably elect to treat the purchase of the Shares as asset purchases pursuant to Code Section 338(h)(10) and will mutually execute Forms 8023-A within the prescribed time periods. The parties further agree that they will follow and use such allocation in all tax returns, filings or other related reports made by them to any Government Entity, will not take a position for income tax purposes which is inconsistent with this Agreement or the mutually agreed upon allocation of purchase price set forth in any Purchase Price Allocation Schedule unless so imposed by the Internal Revenue Service ("IRS"). To the extent that disclosures of these allocations are required to be made by the parties to the IRS under the provisions of
        Section 1060 of the Code or any regulations thereunder, Buyers and Sellers will disclose such reports to the other prior to filing with the IRS.

   3.3 Contingent Purchase Price for Expansion at Green Tree Landfill. Subject to the terms and conditions of this Agreement, immediately after thirty (30) days following the date of publication in the Pennsylvania Bulletin of the final issuance to HLC or any Affiliate of Buyers, provided no appeal thereof or objection thereto is then filed or pending with any Government Entity (other than an appeal by Superior or an Affiliate) and all other necessary Permits are in hand, of a satisfactory "Permit for Solid Waste Disposal Facility" by the Pennsylvania Department of Environmental Protection for the expansion of permitted non-contiguous horizontal airspace at HLC's Green Tree Landfill, Buyers shall pay BFI in immediately available funds the following amounts based on the amount of cubic yards actually so permitted for expansion: (i) if less than 10.0 million cubic yards are actually permitted for expansion in accordance with this Section 3.3, then no contingent purchase price payment will be due or payable by Buyers to BFI and (ii) if there shall be 10.0 million or more cubic yards actually permitted for expansion in accordance with this Section 3.3, then the amount of the contingent purchase price payable by Buyers to BFI shall be equal to the sum of
        (a) $1,000,000 plus (b) the dollar amount arrived at by multiplying $1,000,000 by a fraction, the numerator of which shall be the number of cubic yards over 10.0 million actually permitted for expansion in accordance with this Section 3.3 and the denominator of which shall be 8,500,000 (for example, if 12,000,000 cubic yards are actually permitted for expansion in accordance with this Section 3.3, the contingent purchase price payable by Buyers to BFI would be equal to $1,235,294); provided that in no event shall the aggregate total contingent purchase price payable by Buyers to BFI hereunder under any circumstances exceed Two Million Dollars ($2,000,000). Buyers will use their best commercially reasonable efforts to seek such permitted expansion as promptly as commercially practicable after the Closing of the sale of the DuBois Business.

   3.4 Adjustment of the Purchase Price. The stated cash purchase price for each of the respective Businesses as set forth in Schedule 3.1 shall be adjusted in accordance with the following provisions:

        (a) At least five (5) days prior to the scheduled Closing Date for the sale of each respective Business, Sellers shall, in consultation with Buyers and providing Buyers with all relevant supporting information and work papers, deliver to Buyers, a certificate (a "Net Working Capital Certificate"), for each Business (including on a combined basis with MND or HLC, as applicable), as of the scheduled Closing Date for such sale, prepared in accordance with generally accepted accounting principles from the books and records of the relevant Seller and Company, if applicable, and in accordance with this Section 3.4, and representing a good faith and reasonable estimate of the following: (i) the amount of estimated Net Working Capital of the Business; (ii) the items included in the estimated Net Working Capital of the Business as of the scheduled Closing Date; and (iii) the estimated amount of the adjustment to the stated cash purchase price to be paid by Buyers to Sellers for the relevant Business as set forth in Schedule 3.1. Net Working Capital for the relevant Business shall be calculated and defined herein as (1) all Accounts Receivable of the relevant Seller and Company, if applicable, with respect to the Business sold as of the applicable Closing Date, excluding any prepaid Accounts Receivable for which a Buyer will provide services after the Closing ("Prepaid Receivables") and excluding any Accounts Receivable from customers for whom Sellers or Companies have ceased providing service and have accordingly removed all equipment from such customer location; (2) the net book value of any Inventory of the relevant Seller and Company, if applicable, with respect to the Business sold as of the applicable Closing Date; (3) reduced by the face amount of any Advance Payments of the relevant Seller and Company, if applicable, related to the Business sold as of the applicable Closing Date; and (4) less the amount of any unpaid and assumed trade payables of the Business as of the Closing Date and all other prorations, Liabilities or adjustments under Sections 3.4, 3.5 and 3.6 (including without limitation (a) the net present value of any direct payment obligations (excluding so-called "release payments") assumed by Buyers under the real estate purchase option for, or relating to, the M&N Landfill which are other than as specifically set forth in Schedule 3.4(a) and (b) Liabilities which are not Assumed Liabilities but which are assumed or paid by Buyers or Companies (after Closing) on behalf of Sellers or Companies (prior to Closing) if Sellers do not discharge such Liabilities within five (5) days of written notification from Buyers and no bona fide disputes exist regarding such Liabilities).

        (b) In the event Buyers object to any of the information set forth on the estimated Net Working Capital Certificate or accompanying schedules as delivered by Sellers pursuant to Section 3.4(a), the parties shall negotiate in good faith and agree on appropriate adjustments so that such estimated Net Working Capital Certificate and accompanying schedules reflect a reasonable estimate of the Net Working Capital of the relevant Business as of the scheduled Closing Date (the estimated Net Working Capital Certificate as finally determined by the parties pursuant to this subsection is herein referred to herein as the "Estimated Net Working Capital Certificate" and the amount of Net Working Capital set forth therein is herein referred to as the "Estimated Net Working Capital"). The Estimated Net Working Capital arrived at above shall then provide the basis for payment at Closing of 75% of such amount pursuant to
             Section 3.1(b), but shall not otherwise be conclusive in the determination of the Final Net Working Capital of that Business or any other Business. No determinations or agreements by the parties in determining and agreeing upon the Estimated Net Working Capital shall prevent any party from disputing such calculation in connection with the determination of the Final Net Working Capital for the subject Business or any other Business.

        (c) Buyers shall use their best efforts to deliver to BFI no later than 120 days after the Closing Date for the sale of each respective Business, a proposed final Net Working Capital Certificate, prepared in accordance with the provisions of
             Section 3.4(a), but using actual data as of the relevant Closing Date instead of estimates.

        (d) Within thirty (30) days following the delivery by Buyers of the proposed final Net Working Capital Certificate under
             Section 3.4(c) above, BFI may object to any of the information contained in the proposed final Net Working Capital Certificate or accompanying schedules which could affect the necessity or amount of any payment by a Buyer of additional purchase price to the Sellers. Any such objection shall be made in writing by BFI to Superior and shall state BFI's determination of the amount of the proposed final Net Working Capital for the relevant Business and include details of BFI's calculation of the proposed final Net Working Capital and the reasons why BFI's calculations are different than Buyers' calculations of the proposed final Net Working Capital.

        (e) In the event of a dispute or disagreement relating to the proposed final Net Working Capital Certificate or schedules which Buyers and Sellers are unable to resolve, either party may elect to have all such disputes or disagreements resolved by an accounting firm of nationally recognized standing which has not previously provided services to any party hereto (the "Accounting Firm") and which Accounting Firm shall be mutually selected by BFI and Superior (provided that, if agreed by BFI and Superior, the same Accounting Firm may resolve disputes over more than one Net Working Capital Certificate). The Accounting Firm shall make a resolution of the proposed final Net Working Capital Certificate of the relevant Business as of the relevant Closing Date and the calculation of the proposed final Net Working Capital for the Business sold, which shall be final and binding on all parties for purposes of this Article 3. The Accounting Firm shall be instructed to use every reasonable effort to perform its services within thirty (30) days of submission to it of the disputed Net Working Capital Certificate(s) and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Accounting Firm shall be shared one-half by Superior and one-half by BFI and Buyers and Sellers shall cooperate with the Accounting Firm and provide it with all necessary Books and Records (including outside accountant work papers) to assist it in its resolution. The final Net Working Capital Certificate and Net Working Capital reflected therein as agreed by the parties or determined by the Accounting Firm is herein called the "Final Net Working Capital Certificate" and the "Final Net Working Capital."

        (f) Subject to the other terms and conditions of, and adjustments required or allowed by, this Agreement (including without limitation under Section 3.4(g), 3.5, 3.6 and Article 10), within ten (10) days after any final determination of the Final Net Working Capital for a Business (each, a "Settlement Date"), either: (i) if the Final Net Working Capital for the Business sold, as adjusted herein, is greater than 75% of related Estimated Net Working Capital (the amount paid by Buyers at Closing), then Buyers shall deliver to Sellers immediately available funds equal to the amount of such difference or (ii) if the Final Net Working Capital for the Business sold, as adjusted herein, shall be less than 75% of the Estimated Net Working Capital for the Business sold, then BFI shall pay to Superior the amount of such difference in immediately available funds.

        (g) BFI shall remit to the relevant Buyer, or the relevant Buyer may offset and reduce the amount of Final Net Working Capital for purposes of payments from one party to the other under
             Section 3.4(f) above or otherwise, an amount equal to the sum of
             (i) the face amount of all uncollected Accounts Receivable for any Business sold to Buyer which remain uncollected and outstanding as of one hundred and twenty (120) days following the respective Closing Date for the sale of such Business plus
             (b) interest on the face amount of such uncollected Accounts Receivable calculated at the rate of 6% per annum from the Closing Date to the date of remittance or reimbursement to the relevant Buyers, provided the Buyer has attempted to collect such Accounts Receivable consistent with its normal business practices (which shall consist of no more than mailing periodic reminder invoices). Upon BFI's remittance or Buyer's offset of such amounts, the relevant Buyer shall convey good and marketable title to such uncollected Accounts Receivable to BFI, free and clear of any Liens.

        (h) No adjustments under this Section (or under Sections 3.5 or 3.6) shall be subject to the limitations or procedures under
             Article 10.

   3.5 Prorations. The following prorations relating to each of the Businesses will be made as of each respective Closing Date for the sale of each Business to Buyers, with Sellers jointly and severally liable to the extent such items relate to any time period up to and including the relevant Closing Date if not already taken into account in the relevant calculation of Net Working Capital for the Business being sold and Buyers liable to the extent such items relate to periods subsequent to the relevant Closing Date. Except as otherwise specifically provided herein, the net amount of all such prorations will be settled and paid on each Settlement Date as part of the determination of the Final Net Working Capital calculation and payment of any purchase price adjustment payable under Section 3.4(f) hereof:

             (a) Personal property taxes, real estate taxes and assessments, and other taxes, if any, on or with respect to the Businesses.

             (b) Rents, additional rents, taxes and other items payable by Sellers under any Lease, Permit or Contract to be assigned to or assumed by Buyers.

             (c) The amount of rents, taxes and charges for sewer, water, fuel, telephone, electricity and other utilities; provided that if practicable, meter readings shall be taken at or promptly after the relevant Closing Date and the respective obligations of the parties determined in accordance with such readings.

             (d) All other items normally adjusted in connection with similar transactions consistent with local custom and practice.

        If the actual expense of any of the above items for the billing period within which the relevant Closing Date falls is not known on the Settlement Date, the proration shall be made based on the expense incurred in the previous billing period, for expenses billed less often than quarterly, and on the average expense incurred in the preceding three billing periods, for expenses billed quarterly or more often.

   3.6 Other Payments and Adjustments. The amount of wages and other remuneration due in respect of periods to and including the relevant Closing Date to employees of Sellers and Companies and the amount of bonuses due to such employees for all such periods will be paid by Sellers directly to such employees. Except to the extent taken into account in the relevant calculation of Estimated Net Working Capital (as to which Sellers covenant that they will include an estimate of the following Liabilities), Buyers shall receive a credit in the calculation of the Final Net Working Capital for each Business on each Settlement Date in an amount equal to all vacation and sick pay unpaid by Sellers and Companies as of the relevant Closing Date for the Business then being sold attributable to any period or partial period of employment by Sellers and Companies, plus employee payroll taxes applicable thereto due or to become due, for Affected Employees (as hereinafter defined) and (i) who have not as of the relevant Closing Date taken vacation or sick time earned prior to Closing, or
        (ii) who have not earned vacation or sick time as of the relevant Closing Date but who would have earned vacation or sick time for any such period or partial period of employment prior to the relevant Closing (on a pro rata basis) had they continued as employees of Sellers to the date when such vacation or sick pay would have accrued to them.

                                   ARTICLE 4.
                                    CLOSINGS

        The respective transfers of the Businesses, Assets and the Shares referred to in Article 1 hereof, the respective assumption of the specified limited Assumed Liabilities referred to in Article 2 and the payment of the respective purchase prices referred to in Article 3 (each, a "Closing") shall take place at a mutually agreed upon time at the offices of Foley & Lardner, counsel to Buyers, on April 18, 1997, or at such other time and date as BFI and Superior may mutually agree or on which such Closing actually occurs (each, a "Closing Date"). It is contemplated that separate Closings will take place for the sale by Sellers to Buyers of each of the various Businesses; provided, however, that (i) the sale of the Shares of MND and the Green Bay Assets are codependent and must take place simultaneously; (ii) the sale of the Shares of HLC and the DuBois Assets are codependent and must take place simultaneously; and (iii) no partial Closing for the sale of selected Assets for any respective Business will be effected unless mutually agreed by BFI and Superior.

   4.1 Sellers' Deliveries. At each respective Closing, the relevant Sellers shall deliver to the relevant Buyers as many of the following items as are applicable to that particular transaction:

        (a) Certificates representing all of the issued and outstanding Shares being sold in that transaction, duly endorsed for transfer or accompanied by duly executed stock powers, sufficient to transfer such Shares to Superior;

        (b) The complete and correct corporate minute book, stock transfer book, and other corporate records and the corporate seal of either MND or HLC, if such corporation's Shares are being sold in that transaction;

        (c) Possession of copies, or to the extent in the actual possession of Sellers or Companies originals, of all Contracts, Leases, Assumed Permits or instruments evidencing the associated rights or obligations of the relevant Seller and/or Company and the relevant Business and possession of all of the Assets of the relevant Seller and/or Company and the relevant Business and all Records and Files and other documents relating to the relevant Seller and/or Company and the relevant Business which may be in the possession of the relevant Seller and/or Company and counterparts of which are not otherwise to be found in the Records and Files of the relevant Seller and/or Company or the relevant Business;

        (d) Consents and assignments reasonably satisfactory to Buyers to all Real Property Leases and other Material Contracts, Material Leases and Permits set forth on Schedules 11.2 and 11.3.

        (e) Certificates of good standing for the relevant Seller and MND or HLC (if applicable) issued by such corporation's respective state of incorporation;

        (f) A copy of the articles of incorporation of either MND or HLC, if such corporation's respective Shares are being sold in that transaction, and all amendments certified on behalf of the corporation's state of incorporation and a copy of the bylaws thereof duly certified by that corporation's Secretary;

        (g) The revocation by either MND or HLC, if such corporation's respective Shares are being sold in that transaction, of all prior bank borrowing or depository authorizations;

        (h) The favorable opinion of BFI's corporate legal counsel, reasonably satisfactory to Buyers' counsel, addressing the legal matters set forth in Sections 5.1, 5.2, 5.3, 5.4 and, to such counsel's knowledge, Section 5.5;

        (i) Resignations of all of the officers and directors of either MND or HLC, if such corporation's respective Shares are being sold in that transaction, a list of all bank accounts of the Company then subject to sale and evidence of termination of all employees of the Company then subject to sale requested by Buyer;

        (j) General releases of all past, present and future claims, whether known or unknown, against either MND or HLC, if such corporation's respective Shares are being sold in that transaction;

        (k) A certificate executed on behalf of the relevant Seller and either MND or HLC, if such corporation's respective Shares are being sold in that transaction, certifying (i) that the minutes of any and all meetings of the board of directors or shareholders (or properly executed consent resolutions in lieu thereof), as may be required by applicable Law, authorizing such corporation's execution, delivery and performance of the transactions contemplated in this Agreement; (ii) as to the incumbency, and authenticating the signatures of, the officers executing this Agreement and the Ancillary Instruments delivered hereunder on behalf of such corporation; and (iii) that such corporation has duly performed or complied with in all material respects all covenants, acts and undertakings required in this Agreement and that all of the representations and warranties made by such corporation herein and in any schedules hereto are true, correct and complete in all material respects;

        (l) To the extent then available, certificates of tax clearance in respect of the relevant Seller from all appropriate federal, state, and local taxing authorities;

        (m)  A duly executed bill of sale for the Assets being transferred;

        (n) A duly executed bill of sale for certain Columbus vehicles being transferred to Buyers on those terms and conditions as mutually agreed provided such consideration reflected on the deed is delivered by Buyers to Sellers.


        (o) Warranty deeds or assigned land contracts to any Real Property being transferred (including, to the extent then available, estoppel certificates for the real estate purchase options relating to the M&N Landfill);

        (p) Non-foreign person affidavits for the relevant Seller or Company in form and substance reasonably satisfactory to the relevant Buyer complying with Section 1445(b) of the Code;

        (q) Vehicle title certificates for all Vehicles being transferred (provided copies of all such title certificates were provided to Buyer's counsel at least three (3) days before the relevant Closing Date);

        (r) Evidence satisfactory to Buyers reflecting MND's or HLC's, if such Shares are being sold in that transaction, transfer to Sellers of all liabilities other than Assumed Liabilities;

        (s)  Such additional documents required by Article 8; and

        (t) Such other certificates, consents and documents as Buyers may reasonably request to effect the transactions specifically provided in this Agreement or the Ancillary Instruments, including, without limitation, a limited power of attorney allowing Buyers to negotiate Accounts Receivable.

   4.2 Deliveries by Buyers. At each respective Closing, the relevant Buyers shall deliver to the relevant Sellers as many of the following items as are applicable to that particular transaction:

        (a) A certificate executed on behalf of the relevant Buyers certifying (i) that the minutes of a meeting or meetings of the board of directors or shareholders of the relevant Buyer (or properly executed consent resolutions in lieu thereof), as may be required by applicable Law, authorizing the relevant Buyer's execution, delivery and performance of the transactions contemplated in this Agreement; (ii) as to the incumbency, and authenticating the signatures of, the officers executing this Agreement and the Ancillary Instruments delivered hereunder on behalf of the relevant Buyer; and (iii) that the relevant Buyers have duly performed or complied with in all material respects all covenants, acts and undertakings required in this Agreement and that all of the representations and warranties made by Buyers herein and in any schedules hereto are true, correct and complete in all material respects;

        (b) Certificates of good standing of the relevant Buyers, issued by the respective states of their incorporation;

        (c) Such undertakings and instruments of assumption as will be reasonably sufficient to evidence the assumption by the relevant Buyers of the Assumed Liabilities for that particular Business as provided for in Article 2;

        (d) That portion of the cash purchase price respecting the Assets and Shares then being sold in accordance with Schedule 3.1 hereto, provided that only 75% of the Estimated Net Working Capital of the Business then being sold shall be paid at the Closing for such Business in accordance with Section 3.4, in the form of a wire transfer of immediately available federal funds payable to the relevant Sellers as directed by BFI;

        (e)  The applicable Purchase Price Allocation Schedule;

        (f) The favorable opinion of Superior's General Counsel, reasonably satisfactory to BFI's counsel, addressing the legal matters referred to in Sections 6.1, 6.2 and 6.3;

        (g)  Such additional documents required by Article 8; and

        (h) Such other certificates, consents and documents as Sellers may reasonably request to effect the transactions specifically provided in this Agreement or the Ancillary Instruments.

   4.3 Further Cooperation. From time to time after each and every Closing Date without further consideration or charge, the Sellers will execute and deliver such other instruments of conveyance and transfer and take such other action, as Buyers may reasonably may request, to more effectively convey and transfer to and vest in Buyers and to put Buyers in possession of the Businesses, Assets and Shares. The Sellers will also furnish Buyers with such information and documents in the Sellers' possession or under the Sellers' control or which the Sellers can execute or cause to be executed as will enable Buyers to prosecute or continue any and all pending Litigation, claims, applications and the like which may be assigned hereunder. Additionally, subsequent to each and all Closings, BFI shall provide Superior, at no additional cost or charge, with such Books and Records (including work papers of accountants), access to personnel and other assistance as Superior may reasonably request to allow Superior to prepare and file with the Securities and Exchange Commission on a timely basis audited financial statements for the Businesses and pro forma combined financial statements for the Businesses and the Buyers, sufficient to satisfy Superior's obligations under the Securities Exchange Act of 1934.

                                   ARTICLE 5.
                     SELLERS' REPRESENTATIONS AND WARRANTIES

        Sellers, jointly and severally, make the following representations and warranties to Buyers, each of which is true and correct on the date hereof, shall remain true and correct to and including each of the respective Closing Dates, shall be unaffected by any investigation heretofore or hereafter made by Buyers, any other Closings effected hereunder, or any knowledge of Buyer other than as and to the extent specifically disclosed in the Disclosure Schedule delivered to Buyers at least three business days prior to the date of the execution of this Agreement in accordance with Section 15.11, and shall survive each of the Closings of the transactions provided for herein to the extent set forth in Section 10.9.

   5.1 Existence and Qualification. The Sellers and the Companies are duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. The Sellers and the Companies have all requisite power and authority, corporate and otherwise, to carry on their respective Businesses as presently conducted, and are duly qualified to conduct such Businesses as foreign corporations in all jurisdictions where the failure to be so qualified would have a material adverse effect on the Business of the respective Seller or Company. BFI has provided to Superior true and complete copies of the current charters and bylaws of the Companies as in effect on the date hereof.

   5.2 Authority. Sellers have all requisite corporate power and authority to enter into this Agreement, to sell the Businesses, Assets and Shares and to perform their respective obligations hereunder and under the other agreements, documents, certificates and instruments required hereunder (collectively, "Ancillary Instruments"). The execution, delivery and performance of this Agreement and the Ancillary Instruments have been duly and validly authorized by all necessary corporate action on the part of Sellers and this Agreement and the Ancillary Instruments constitute valid and binding obligations of Sellers enforceable against them in accordance with their respective terms, except to the extent such enforcement may be delayed, hindered or otherwise affected by bankruptcy, insolvency, other similar laws relating to the enforcement of creditors' rights generally or general principles of equity.

   5.3 No Conflicts. Neither the execution, delivery and performance of this Agreement or the Ancillary Instruments, nor the consummation of the transactions provided for herein or therein, will conflict with or result in a breach of, or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, the charter or bylaws of any of the Sellers or the Companies or of any of the terms, conditions or provisions (other than those contemplating assignment or transfer) of any Contract or Lease to which any of them is a party or by which any of them or the Assets is bound or affected or will result in a violation of any applicable Law, Order or Permit applicable to any of the Businesses, Sellers or Companies or will otherwise create or impose any Lien on any of the Assets or Shares. Notwithstanding the foregoing, none of the Sellers makes any representation or warranty, and each expressly disclaims any representation or warranty, with respect to whether the consent of any Government Entity or third party is required with respect to any Contract, Lease or Permit in connection with the consummation of the transactions contemplated by this Agreement.

   5.4  Capitalization; Ownership of Shares.

        (a) Capitalization. The authorized capitalization of the Companies is as set forth and described in Schedule 5.4. Each Share is validly issued and outstanding, fully paid and nonassessable and free of preemptive rights. There are no outstanding subscriptions, warrants, options or other agreements or commitments obligating any of the Companies to issue additional shares of Stock (which term as used herein shall include any equity interest whatsoever in either of the Companies) or rights thereto or interests therein or to transfer from treasury any shares of Stock, or any obligation convertible into Stock, or entitling the holder thereof to subscribe for, purchase or receive any additional shares of Stock. BFI owns, and upon the Closing of the sale to Superior-Wisconsin as contemplated herein Superior-Wisconsin will receive, good and marketable title and all right, title and interest in the Shares of MND, free and clear of any Liens or rights of any other person or entity.
             BFIP owns, and upon the Closing of the sale to Superior-Pennsylvania as contemplated herein Superior-Pennsylvania will receive, good and marketable title and all right, title and interest in the Shares of HLC, free and clear of any Liens or rights of any other person or entity. Neither BFI nor BFIP (nor any of their Affiliates) has granted a currently effective power of attorney or proxy to any person or entity with respect to all or any part of or interest in the Shares owned by it. Except for this Agreement, neither BFI nor BFIP (nor any of their Affiliates) is a party to or bound by any agreement, undertaking or commitment to sell, exchange or purchase any Shares.

        (b) No Subsidiaries; Minute Books. Neither of the Companies owns, in whole or in part, any other corporation, association, organization, partnership, joint venture, limited liability company or any interest therein or is associated through equity interest or ownership in any other business with any other person or firm. The minute books of the Companies contain sufficient and accurate records of all meetings (and of all written consent actions taken in lieu thereof) of the shareholders and directors of each such Company. The stock ledger books of the Companies accurately reflect the names of the record holders of the Shares of such Company and the number of Shares each such holder owns.

   5.5  No Litigation.  Except as set forth and described in detail on
        Schedule 5.5, (i) there is not pending and, to the best knowledge of Sellers, there is not threatened any suit, claim, action or formal proceeding against, or which may adversely affect, any of the Sellers, the Companies (or their Assets), the Shares, the Assets or any of the Businesses in or before any court or Government Entity and
        (ii) there is no Order or injunction by any court or Government Entity in effect against any of the Sellers or the Companies. None of the Sellers know of any basis for such suit, claim, action or formal proceeding or Orders being instituted against any of the Sellers, Companies (or their Assets), the Assets, the Shares or any of the Businesses. Schedule 5.5 also separately and distinctively sets forth and identifies all material suit, claim, action or formal proceeding and Orders to which the Businesses have been parties or subject since January 1, 1994 known to the knowledge of each respective Businesses' District Vice President, and the current status thereof.

   5.6 Assets. Sellers and the Companies have, and at the respective Closing the relevant Buyer will receive, good and marketable title to all of their respective owned Assets (excluding Real Property which is separately addressed below), subject to no Liens and all such tangible Assets are in good working order, reasonable wear and tear excepted. Each replacement or substitute Equipment and Vehicles identified on the Schedules to Article 1 shall be as set forth in the Financial Data included in the offering memoranda and prospectuses used by BFI to solicit indications of interest to acquire the respective Businesses and shall be operationally capable to provide service in an efficient and effective manner consistent with the Equipment and Vehicles replaced and such replacement or substitute Equipment and Vehicles are presently in use as active service route Equipment and Vehicles at other BFI Affiliate locations. On the respective Closing Date for the sale of each respective Business, the Assets of such Business shall be substantially the same as those set forth in the respective Schedules to Article 1, except for changes thereto in the ordinary course of business consistent in amount and nature with past practice or as otherwise consented to by Buyers.

   5.7 Financial Data. Schedule 5.7 lists for each respective Business certain financial information ("Financial Data") provided previously by BFI to Superior in BFI's Offering Memoranda or Prospectuses for each respective Business. Such Financial Data is true, complete and accurate in all material respects and was prepared in accordance with generally accepted accounting principles (except for the absence of footnote disclosure and for other differences from generally accepted accounting principles described on Schedule 5.7A) applied on a consistent basis, and the Financial Data fairly presents the financial information set forth therein, in accordance with generally accepted accounting principles for the periods indicated and has been compiled consistent with past practice from the internal accounting records of the respective Companies and Sellers without audit. Notwithstanding the above, the Financial Data does not constitute any warranty with respect to future results of operations of any the Businesses. The internal accounting records of the Companies and the BFI Subsidiaries from which such Financial Data has been compiled have been maintained on a consistent basis in all material respects by the Companies and the Sellers.

   5.8 Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Financial Data or listed by respective Business in Schedule 5.8, none of the Companies or Sellers have any Liabilities with respect to their respective Businesses other than commercial liabilities and obligations incurred since the date of the Financial Data in the ordinary course of business and consistent in nature and amount with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of such Businesses. Except as and to the extent described in the Financial Data or listed by respective Business in Schedule 5.8, Sellers have no knowledge of any basis for the assertion against the Businesses of any other Liability, except for commercial liabilities and obligations incurred in the ordinary course of the Businesses and consistent with past practice.

   5.9 Inventory. All Inventory of Companies and Sellers consists of a quality and quantity useable in the ordinary course of each Business, have a commercial value at least equal to the value to be shown on the Net Working Capital Certificate for the Business and is valued in accordance with generally accepted accounting principles.

   5.10 Accounts Receivable. All of the Accounts Receivable have arisen out of services performed in the ordinary course of business by the Sellers or the Companies. None of the Sellers makes any warranty with respect to the collectibility of any Accounts Receivable (subject to the obligations of BFI to reimburse uncollected Accounts Receivable under Section 3.4(g)).

   5.11 Contracts. Excluding Leases which are addressed below, Schedule 5.11 lists by respective Business all municipal contracts, government waste flow control programs (including county plans under Pennsylvania Act 101), commercial contracts, customer service contracts, office supply contracts, maintenance contracts, consulting agreements, and any other service contracts or other agreements for the purchase or sale of goods or services or the payment of fees relating to the Businesses (collectively, "Material Contracts") which, with respect to contracts other than municipal contracts (which municipal contracts are all considered Material Contracts),
        (i) are not cancelable without penalty on less than thirty (30) days' notice by any of the Companies or the Sellers; (ii) provide for the payment by either of the Companies or the BFI Subsidiaries of more than $2,500 annually; (iii) provide for the receipt by either of the Companies or the BFI Subsidiaries of more than $2,500 annually; or
        (iv) are with any Affiliate of any of the Sellers. None of the Companies or Sellers is in default in any respect under any such Material Contract, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Seller's or Company's obligations or result in the creation of any Lien on any of the Assets or adversely affect the respective Business or the Assumed Liabilities. With respect to non-Material Contracts, none of the Companies or Sellers is in default under any other contracts or agreements to which they are a party or by which any of them are bound (referred to herein collectively with the Material Contracts as the "Contracts"), nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Seller's or Company's obligations or result in the creation of any Lien on any of the Assets or adversely affect the respective Business or the Assumed Liabilities, the result of which defaults with respect to non-Material Contracts could individually or in the aggregate have a material adverse effect on any of the Businesses.
        To the best of Sellers' knowledge, no other party to any Material Contract is in default in any respect thereunder, nor are there any defaults by the other parties to any of the non-Material Contracts which could individually or in the aggregate have a material adverse effect on the respective Businesses. None of Sellers make any representation with respect to whether the consent of any other party to any Contract is required in connection with consummation of the transactions contemplated by this Agreement. Sellers have provided to Buyers (with a copy to their counsel) true, correct and complete copies of all Material Contracts.

   5.12 Leases. Schedule 5.12 lists by respective Business all leases of personal property (collectively, "Personal Property Leases") and all leases of real property (collectively, "Real Property Leases") relating to the Businesses (collectively, "Material Leases") which, with respect to Personal Property Leases (Real Property Leases are all considered Material Leases), (i) are not cancelable by either of the Companies or the BFI Subsidiaries without penalty on less than thirty (30) days' notice; (ii) provide for annual lease payments by any of the Companies or the BFI Subsidiaries of at least $2,500; or
        (iii) are with any Affiliate of any of the Sellers. None of the Companies or Sellers is in default in any respect under any Material Lease nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Seller's or Companies' obligations or result in the creation of any Lien on any of the Assets or adversely affect the respective Business or the Assumed Liabilities. With respect to non-Material Leases, none of the Companies or Sellers is in default under any other Personal Property Leases to which they are a party (referred to collectively with the Material Leases as the "Leases") the result of which defaults with respect to Personal Property Leases could individually or in aggregate have a material adverse effect on the respective Businesses. To the best of Sellers' knowledge, no other party to any Material Lease is in default in any respect thereunder, nor are there defaults by the other parties to the other Personal Property Leases which could in the aggregate have a material adverse effect on the respective Business. There are no known disputes or oral agreements, or otherwise any forbearance programs in effect as to any Real Property Lease. None of the Sellers or the Companies has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold under any Real Property Lease. All leased Real Properties are supplied with utilities and other services necessary for the operation of such leased Real Properties. Sellers make no representation with respect to whether the consent of any other party to any Lease is required in connection with the consummation of the transactions contemplated by this Agreement. Sellers have provided to Buyers (with a copy to their counsel) true, correct and complete copies of all Material Leases.

   5.13 Permits. Each Company and Seller has all material Permits required for the conduct of its Business and operation of its facilities used in the conduct of such Business. All such Permits are described in
        Schedule 5.13 and are in full force and effect. Except as specifically set forth by respective Business in Schedule 5.13, each Company and Seller is and has been in compliance with all such Permits. Sellers make no representation with respect to the whether the consent of any Government Entity issuing any such Permit is required in connection with the consummation of the transactions contemplated by this Agreement. Sellers have provided to Buyers (with a copy to their counsel) true, correct and complete copies of all Permits.

   5.14 Compliance with Laws and Orders. Except as set forth by respective Business on Schedule 5.14 (which disclosure shall not be deemed or construed as an admission of a material violation or default), none of the Sellers or the Companies is in material violation of or default under any Law or Order in connection with the operation of any of their Businesses, including any Environmental Laws (as hereinafter defined). Except as set forth by respective Business in
        Schedule 5.14, no Seller or Company has received notice of any violation or alleged violation of, and is subject to no Liability for past or continued violation of, any Laws or Orders in connection with its Business. All reports and returns required to be filed by Sellers and Companies with any Government Entity with respect to its Business have been filed, and were accurate and complete in all material respects when filed. Without limiting the generality of the foregoing:

        (a) Each Seller and Company has made all required payments to its unemployment compensation reserve accounts in connection with each Business with the appropriate Government Entity where it is required to maintain such accounts, and each of such accounts has a positive balance.

        (b) Sellers have delivered to Superior copies of all reports in their possession of Companies and BFI Subsidiaries with respect to any of the Businesses for the past three (3) years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety Laws.

   5.15 Employment and Labor Matters. Except as set forth by respective Business in Schedule 5.15, with respect to any of the Businesses, none of the Sellers or the Companies is a party to (i) any collective bargaining agreement; (ii) any agreement respecting the employment of any officer or any other employee; or (iii) any agreement for the provision of consulting or other professional services which is not cancelable without penalty on not more than thirty (30) days' notice. Except as set forth by respective Business in Schedule 5.15, within the last three (3) years with respect to any of the Businesses no Seller or Company has experienced any union organization attempts or any work stoppage due to labor disagreements in connection with its Business. Except to the extent set forth by respective Business in
        Schedule 5.15, with respect to any of the Businesses (a) each Seller and Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (b) there is no formal unfair labor practice charge or complaint against any Seller or Company pending or, to Sellers' knowledge, threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to Seller's knowledge, threatened against or affecting any Seller or Company; (d) no grievance which might have a material adverse effect on any Seller or Company, nor any arbitration proceedings arising out of or under collective bargaining agreements, is pending; and (e) there are no administrative charges or court complaints against any Seller or Company concerning alleged employment discrimination or other employment related matters pending or, to Sellers' knowledge, threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

   5.16 Real Property.

        (a) Schedule 5.16(a) sets forth by respective Business all Real Property owned, leased or subject to a contract for acquisition by the Companies or Sellers in respect of any of the Businesses and used in connection with their respective Business as presently conducted. Except as set forth on Schedule 5.16(a), in respect of any of the Businesses, neither of the Companies have owned, leased or contracted for the purchase of any other Real Property.

        (b) With respect to the Real Property used in connection with any of the Businesses:

             (i) The respective BFI Subsidiary or Company, as applicable, will deliver good and marketable and insurable title in fee simple to the Real Property owned by the respective BFI Subsidiary or Company free and clear of all Liens, except for "Permitted Encumbrances". The term "Permitted Encumbrances" is defined as any minor defects in title which do not, individually or in the aggregate, materially interfere with the use of such Real Property as currently being used in connection with the respective Business, as reasonably determined by Buyers. All facilities owned and/or operated by the respective BFI Subsidiary or Company, as applicable, have received all approvals of Government Entities required in connection with the ownership and/or operation thereof, except as set forth by respective Business on
                     Schedule 5.16(b).

             (ii) None of the Real Property, or the occupancy, use or operation thereof, is in violation of any Law, including any building, zoning or other ordinance, code, rules or regulation applicable to it, whether promulgated by a federal, state, local or other Government Entity.
                     Except as set forth by respective Business on Schedule 5.16(b), such compliance is based upon classification of such occupancy, use, or operation as a right, and not as a special exception, conditional use, special use, nonconforming use, or special variance.

             (iii) None of the Sellers or Companies has received, nor do any of Sellers have any knowledge of any notice from any Government Entity claiming such violations or calling attention to the need for any work, repairs, construction, alterations or installation on or in connection with said Real Property which has not been complied with or disclosed by respective Business on
                     Schedule 5.16(b).  All improvements meet the
                     requirements of the National Insurance Underwriters Standards including without limitation, fire, safety and sprinkler systems, and there are no outstanding violations of any insurance company requirements.

             (iv) None of the Sellers or Companies has notice or knowledge of any planned or commenced public improvement or activity which may result in a special assessment or otherwise affect the Real Property, except as disclosed by respective Business on Schedule 5.16(b).

             (v)     None of the Real Property is located in a flood plain.

             (vi)    Except as set forth by respective Business on
                     Schedule 5.16(b), there are no underground storage tanks or any structural, mechanical or other defects affecting the Real Property, including but not limited to inadequacy for intended use of mechanical systems, waste disposal systems and wells, unsafe well water according to applicable state standards, nor are there present any dangerous or toxic materials or conditions adversely affecting the Real Property.

             (vii) There are no wetland and/or shoreland regulations adversely affecting the Real Property.

             (viii) The legal description for each parcel of Real Property set forth by respective Business on Schedule 5.16(b) describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances, except as set forth by respective Business on Schedule 5.16(b) (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications, except as set forth by respective Business on Schedule 5.16(b)), and do not encroach on any easement which may burden the land, any easement will not unreasonably restrict use or development of the balance of any parcel, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land.

             (ix) There are no Leases, subleases, licenses, concessions or other agreements, written or oral, granting to any third party or third parties the right of use or occupancy of any portion of any parcel of Real Property, other than as set forth by respective Business on Schedule 5.16(b).

             (x) There are no outstanding options or rights of first refusal to purchase any parcel of Real Property in favor of any third party or parties, or any portion thereof or interest therein.

             (xi) There are no parties (other than the respective Seller or Company, as applicable) in possession of, or possessing any rights to, any parcel of Real Property.

             (xii) All facilities located on the Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate in accordance with all applicable Laws, are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the Real Property.

             (xiii)  Except as set forth by respective Business on
                     Schedule 5.16(b), each parcel of Real Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of Real Property, and access to the Real Property is provided by paved public right-of-way with adequate curb cuts available.

             (xiv)   Except as set forth by respective Business on
                     Schedule 5.16(b), none of the Sellers or Companies are required to place any notice or restriction relating to the presence of Hazardous Substances (as hereinafter defined) in the deed to any of the Real Properties and no Real Property now or previously owned by Companies has such a notice or restriction in its deed.

             (xv) The real estate purchase options relating to Real Property constituting and surrounding the M&N Landfill are in full force and effect, and MNF is not in default in any respect under any such options, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of MND's obligations or result in the creation of any Lien on any of the Assets or adversely affect the Green Bay Business or the Assumed Liabilities.

   5.17 Environmental Matters

        (a) Except as set forth by respective Business in Schedule 5.17 (which disclosure shall not be deemed or construed as an admission of a material violation or default), with respect to each respective Business, (i) the Sellers and Companies have conducted and currently are conducting its respective Business in substantial compliance with all applicable Environmental Laws (as defined below), and neither they, nor any business sites owned or operated by them ("Business Sites") nor their operations attendant thereto are subject to any outstanding or, to the best knowledge of Sellers, threatened environmental claims, actions or Litigation instituted pursuant to any such Environmental Laws; (ii) none of the Sellers or Companies with respect to the Businesses or, to the best knowledge of Sellers, any predecessors in interest has engaged in or permitted any unauthorized, unlawful, unlicensed, or unpermitted emission, spill, release, or discharge of any Hazardous Substance (as defined below) into or upon (A) the ambient air, (B) soils, land surface or subsurface strata, or any improvements located thereon, (C) surface water or ground water, or (D) the sewer, septic system or waste treatment, storage or disposal system;
             (iii) the Sellers and Companies have been issued, and have kept current in full force and effect, all required Permits necessary under any Environmental Laws ("Environmental Permits") to operate their respective Business Sites and Businesses, have timely applied for renewal and all such Environmental Permits are listed by respective Business on Schedule 5.17(a) to this Agreement; and (iv) except as disclosed by respective Business on Schedule 5.17(a)(iv), no Real Property currently owned, occupied or used by the Businesses contains or has contained any underground storage tanks, asbestos containing materials, polychlorinated biphenyls ("PCBs"), or oil or gas wells.

        (b) Except as set forth by respective Business in Schedule 5.17(b), with respect to each respective Business, (i) no action or failure to act by any of the Sellers or Companies has occurred and no event has occurred with respect to the Business Sites and their respective Businesses and attendant operations which, with the passage of time or giving of notice, or both, would constitute a violation of any applicable Environmental Laws or noncompliance with any Environmental Permit; (ii) there are no agreements, consent orders, decrees, judgments, licenses or permit conditions or other Orders or directives of any federal, state or local court or Government Entity relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of any of the Business Sites which requires any change in the present condition of any such Business Site or any work, repairs, construction, containment, clean up, investigations, studies removal or other remedial or response action or capital expenditures with respect to any such Business Site and its attendant operations; (iii) BFI has provided Superior (with a copy to its counsel) with true, accurate and complete written information in Sellers' actual possession on the environmental history of the Businesses, and each Business Site and its attendant operations; and (iv) none of the Companies or the Sellers has received notice that any of the BFI Subsidiaries, Companies or the Businesses has been named as a "potentially responsible party" which may have liability for the release of a Hazardous Substance into the environment. No solid waste Environmental Permits are required for the respective Sellers' operation of the State College Location.

        (c) Schedule 5.17(c) contains a list by respective Business of the name and address of all waste disposal, treatment, or storage sites which the Sellers or the Companies, with respect to the Businesses, own or operate, or have in the past owned or operated, and, to the best knowledge of Sellers, to which the Businesses now transport waste or have in the past transported waste, or where waste generated by the Businesses is now, or in the past has been, stored, treated or disposed of.

        (d) Schedule 5.17(d) sets forth all of the County Waste Flow Control Plans in which the Green Tree Landfill and any other facilities and operations of the DuBois Business are listed.

        (e) Sellers have no actual knowledge that the application for the expansion for the Green Tree Landfill will be denied or unduly conditioned or delayed by the Pennsylvania Department of Environmental Protection or any other Government Entity or that HLC will need to incur material costs or agree to material restrictions in its operations to receive approval for such expansion.

        (f) "Environmental Laws" means any applicable current federal, state and/or local laws, statutes, regulations, rules, ordinances, codes, or other governmental restrictions or requirements pertaining to (i) the pollution or protection of human health or the environment, including ambient air, surface water, groundwater, soils, land surface or subsurface strata, and waters of the United States or (ii) the use, generation, transportation, storage, treatment, processing, disposal, or release of solid waste or Hazardous Substances.

        (g) "Hazardous Substances" means, without limitation, any flammables, explosives, radon, radioactive materials, asbestos, ureaformaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials as currently defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sec. 9601, et seq.), The Resource Conservation and Recovery Act, as amended (42 U.S.C. Sec. 6901, et seq.), The Toxic Substances Control Act, as amended (15 U.S.C. Sec. 2601, et seq.), any applicable state or local statutes or rules which require the reporting of a discharge, release, or spill of substances into the environment, or any other currently applicable Environmental Law and regulations promulgated thereunder which provide a definition of hazardous substance or hazardous waste.

   5.18 Taxes. None of the Buyers or the Companies after Closing shall be liable for the payment of any Liabilities with respect to any federal, state, county, local, or foreign taxes, including interest or penalties, with respect to the conduct of the Businesses up to and through the Closing Date for the sale of the relevant Business, except for taxes not yet due and fully accrued and included in the calculation of Net Working Capital for such Business. None of the Sellers or the Companies has extended or filed for an extension of the statute of limitations to pay any such taxes with respect to the Businesses. The Sellers and the Companies have timely filed all federal, state, local and foreign tax returns and reports that are required to be filed for the Businesses as of the Closing Date along with any required informational returns. All such tax returns and reports properly reflect the taxes attributable to the respective Business for the periods covered thereby. The Sellers and the Companies have paid in full all taxes shown due on such returns and reports or on demand notices or assessments they have received to the extent that such taxes have become due and payable, other than those currently payable without penalty or interest and those being contested in good faith by appropriate proceedings. The Sellers and the Companies have accrued, and withheld where appropriate, sufficient amounts for the payment of all federal, state, and local taxes and all employment and payroll-related taxes with respect to the Businesses, including any penalties or interest thereon accrued through the Closing Date. The Sellers and the Companies have made all deposits required by Law with respect to employees' withholding taxes with respect to the Businesses other than with respect to those matters being contested in good faith by appropriate proceedings. None of the Sellers or the Companies have received any notice of deficiency or assessment, or notice of audit or investigation from the IRS or any other taxing authority with respect to the Businesses. None of the Companies or Sellers have waived any Law fixing, or consented to the extension of, any period of time for assessment of any tax with respect to the Businesses.

   5.19 Performance Bonds; Letters of Credit. Except as set forth by respective Business on Schedule 5.19, there are no performance bonds, letters of credit or other financial assurance mechanisms outstanding with respect to the Businesses, Contracts or Permits in the possession of or known to Sellers or the Companies.

   5.20 Relationships; Customers. None of the District Vice Presidents for any of the Businesses have been advised of, or otherwise have any knowledge of, any intention by any customer representing more than 2.0% of the revenues of any respective Business as reflected in the Financial Data to terminate or substantially reduce the volume of purchases by such customer. Schedule 9.1 hereto sets forth a true and correct list, by respective Business, of all of the current customers (exclusive of national accounts) of the Zanesville Transfer Station and the Green Tree Landfill, respectively, which are located outside of the geographic boundaries of such Business as set forth in
        Section 9.1(B) with respect to the Zanesville Transfer Station and 9.1(B) with respect to the Green Tree Landfill ("Long-Haul Customers") and Schedule 9.1 sets forth all of the locations from which the waste of the Long-Haul Customers is currently collected and being disposed of at either the Green Tree Landfill or the Zanesville Transfer Station.

   5.21 Absence of Changes. Since October 31, 1996, except as set forth by respective Business in Schedule 5.21 or as otherwise set forth in this Agreement, the Companies and the Sellers, with respect to the Businesses, have conducted their respective Business in substantially the same manner in which such Business previously has been conducted and they have not:

        (a) incurred any material Liabilities, except current liabilities and obligations incurred in the ordinary course of business consistent in amount and nature with past practice; or

        (b) suffered any material adverse change in its results of operations, cash flow, financial condition or prospects.

   5.22 No Brokers. All contacts, introductions and negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on the Sellers' or Companies' behalf in such manner as to give rise to any claim, Liability or Litigation against Buyers or the Companies for any brokerage or finder's commission, fee or similar compensation.

   5.23 Intellectual Property. The current use by the Companies and the Sellers in connection with the Businesses of their respective Assets does not infringe the rights of any other person or entity including, but not limited to, patent, copyright, trademark, and other intellectual property rights, and none of the Companies or Sellers with respect to the Businesses has received any notice claiming any such infringement.

   5.24 Insurance.

        (a) Schedule 5.24 lists by respective Business the following information with respect to each insurance policy (including policies providing property, title, liability and workers' compensation coverage and bond and surety arrangements) to which either of the Companies is a party or a named insured on the date of this Agreement:

             (i)     Name, address and telephone number of agent or broker;

             (ii) Name of the insurer, the name of policyholder and the name of each covered insured;

             (iii)   The policy number and period of coverage; and


             (iv) The coverage amount or limit and deductible or coinsurance amount.

             Each of the listed policies are legal, valid, binding, enforceable and in full force and effect. BFI has delivered to Superior (with a copy to its counsel) true and complete copies of each policy listed in Schedule 5.24. Each such policy, together with all other insurance policies of Sellers respecting the Businesses or Assets, will be maintained in full force and effect on its current coverage terms through the respective Closing for the sale of the Business to which they relate. None of the Sellers or Companies nor, to the knowledge of the Sellers, any other party to the policies is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under such policies; and no party to the policies has repudiated any provision thereof. All policies of insurance listed on
             Schedule 5.24 or otherwise relating to the Businesses are "claims made" policies.

        (b) Except as listed by respective Business on Schedule 5.24(b), to the best knowledge of Sellers, for the preceding three (3) years there have been no losses or claims incurred by a Seller or Company, with respect to its Business, in excess of $10,000 per occurrence or in the aggregate for a series of similar or related claims, regardless of whether insured or not, under the following insurance coverages: workers' compensation, advertising, pollution, public, products, auto, or officers' and/or directors' liability, crime, fidelity or property losses (including business interruption). There are no workers compensation claims by employees of any Business pending, nor has any injury occurred to any employee of any Business which could give rise to a workers compensation claim.

        (c) Schedule 5.24(c) lists by respective Business, to the best knowledge of Sellers, the worker's compensation claims experience of the Companies and Sellers with respect to its respective Business, for each year for the last three (3) years as follows: total incurred, total paid, total outstanding and total number of claims.

   5.25 Employee Benefit Plans. Schedule 5.25 is a complete and accurate list by respective Business of all retirement and other employee benefit plans currently in effect for the Companies with respect to the Businesses and of all retirement plans and employee benefit plans which the Companies have maintained or contributed to in the past. None of the retirement plans listed on Schedule 5.25 (individually referred to as a "Plan"), or any trusts created thereunder, nor any trustee or administrator or fiduciary thereof, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code, which would subject the Plan, any such trust or any trustee or administrator or fiduciary thereof, or any party dealing with the Plan or any trust to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. None of such Plans nor any trusts thereunder has been terminated, nor have there been any "reportable events" with respect thereto, as that term is defined in
        Section 4043 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither the Companies nor the Sellers are a participant in a Multi-Employer Plan, as defined in Section 3(37) of ERISA. The value of the assets of each Plan will, as of the respective Closing Date, equal or exceed the present value of all accrued benefits under such Plan. Each Plan and trust and all provisions thereof are in compliance with ERISA and with the requirements imposed for the "qualification" of the Plan under
        Section 401(a) of the Code. The Companies and Sellers, and the administrator of each Plan, have complied in all material respects with all reporting and disclosure requirements with respect to the Plan.

   5.26 No Representations or Warranties Regarding the Forest Lawn Landfill. Notwithstanding any other provisions of this Agreement (but otherwise not affecting or limiting the provisions of Section 8.23 or the referenced landfill divestiture agreement), none of the Sellers or the Companies make any representations or warranties whatsoever regarding the Forest Lawn Landfill (as hereafter defined) or any associated Liabilities.

   5.27 Disclosures. With respect to the Sellers, Companies, Assets, Assumed Liabilities or Businesses, neither this Agreement, any schedule or exhibit to this Agreement, nor any other Ancillary Instrument contains any untrue statement of a material fact.

                                   ARTICLE 6.
                     BUYERS' REPRESENTATIONS AND WARRANTIES

        Buyers, jointly and severally, represent and warrant to Sellers as follows:

   6.1 Existence and Qualification. Buyers are each a corporation duly incorporated, validly existing and in good standing under the laws of the respective state of their incorporation.

   6.2 Authority. Buyers have all requisite corporate power and authority to enter into this Agreement and the Ancillary Instruments and to perform their obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Instruments have been duly and validly authorized by all necessary corporate and other action on the part of Buyers. This Agreement and the Ancillary Instruments constitute valid and binding obligations of Buyers, enforceable against them in accordance with their respective terms, except to the extent such enforcement may be delayed, hindered or otherwise affected by bankruptcy, insolvency, other similar laws relating to the enforcement of creditors' rights generally or general principles of equity.

   6.3 No Conflicts. Neither the execution, delivery and performance of this Agreement and the Ancillary Instruments, nor the consummation of the transactions provided for herein or therein, will conflict with or result in a breach of the charter or bylaws of Buyers or any of the terms, conditions or provisions of any material agreement or instrument to which Buyers are a party or by which it is bound or will result in a violation of any applicable Law or Order applicable to Buyers.

   6.4 No Brokers. All contacts, introductions and negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on the Buyers' behalf in such manner as to give rise to any claim, Liability or Litigation against Sellers for any brokerage or finder's commission, fee or similar compensation.

   ARTICLE 7.
   EMPLOYEES - EMPLOYEE BENEFITS

   7.1 Affected Employees; Employee Meetings and Interviews. "Affected Employees" shall mean employees of the BFI Subsidiaries who are employed by a Buyer and the employees of the Companies who continue to be employed by such Company, in each case immediately after the respective Closing for the sale of such Business. Prior to the Closings, Sellers will, and will cause the Companies to, afford to the authorized personnel and representatives of Buyers access to the employees of the Businesses to allow Buyers to determine which employees should become Affected Employees, including holding group employee meetings and individual employee interviews. At the request of Buyers, Sellers and Companies shall also provide to Buyers such personnel records of such employees as Buyers reasonably request, with all such records to be held in strict confidence by Buyers. As far in advance as possible of each respective Closing Date hereunder, Buyers shall use their best efforts to advise Sellers of which employees of the BFI Subsidiaries or Companies that the Buyers do not then believe will be offered the opportunity immediately after such Closing Date to be an Affected Employee.

   7.2 Retained Responsibilities. Sellers, jointly and severally, agree to satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise (including, but not limited to, workers' compensation, life insurance, medical and disability programs), under the Sellers' or Companies' employee benefit programs brought by, or in respect of, Affected Employees and other employees and former employees of the Sellers or Companies, which claims arise out of events occurring on or prior to the respective Closing Date.

   7.3 Payroll Tax. Sellers jointly and severally agree to make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the relevant Closing Date for the Business being sold. Sellers also agree to issue, by the date prescribed by IRS regulations, Forms W-2 for wages paid through the relevant Closing Date for the Business being sold. Except as set forth in this Agreement, Buyers and the Companies shall be responsible for all payroll and payroll tax obligations for Affected Employees after the relevant Closing Date for the Business being sold.

   7.4  Termination Benefits.

        (a) If any Affected Employee shall cease to be employed by any Buyer, Company or Affiliate, other than terminated for "cause" within the first 90 days after the Closing Date for the sale of the particular Business for which the Affected Employee was initially employed (herein, the "Relevant Closing Date"), then Sellers, jointly and severally, shall pay to such employee any and all severance payments and other termination benefits to which such Affected Employee would have been entitled under Sellers' employee benefit and severance plans in effect prior to such Closing Date, which payments and benefits shall be in full and complete satisfaction of any and all severance or termination benefits otherwise due such employee by any Buyer, Company, Seller or Affiliate (exclusive of rights under Law).

        (b) If any action on the part of Sellers or the Companies prior to the Closing for the relevant Business, or if the sale to Buyers of the Businesses, Assets or Shares pursuant to this Agreement or the transactions contemplated hereby, or if the failure by Buyers to hire as an Affected Employee any employee of Sellers or the Companies prior to the relevant Closing, shall directly result in any Liability (i) for severance payments or termination benefits or (ii) by virtue of any state, federal or local "plant-closing" or similar Law, such Liability shall be the sole joint and several responsibility of Sellers, and Sellers shall, jointly and severally, indemnify and hold harmless Buyers against such Liability without regard to any limitations under Article 10.

   7.5 Waiver of Applicable Waiting Periods. Buyers shall waive the waiting periods for the benefit plans of Buyers (or the Companies after Closing), including without limitation medical, dental, disability, vacation and pension plans, with respect to each Affected Employee, other than Buyers' 401(k) plan which, by its terms, does not allow for such a waiver. Each such Affected Employee shall be eligible for coverage in accordance with, and subject to, the other provisions of Buyers' and Companies' plans after the relevant Closing. Buyers and Companies shall further apply such respective Affected Employees' years of service with any BFI Affiliate for purposes of calculating benefits under all of Buyers' and Companies' benefit plans after the relevant Closing.

   7.6 No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any of Sellers' or Companies' former, current or future employees, collective bargaining representatives, job applicants, any association or group of such persons or any Affected Employees any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including, without limitation, any rights of initial or continuing employment.

   7.7 Termination of Benefit Plan Coverage. BFI will terminate the Companies' participation in all employee benefit plans of BFI or its Affiliates on the respective Closing Date for the sale of the related Business.

                                   ARTICLE 8.
                              COVENANTS AND ACTIONS

             The parties hereto agree as follows:

   8.1 Access. Between the date of this Agreement and each respective Closing Date with respect to the Business, Assets and/or Shares not yet then purchased by Buyers, Sellers will, and will cause the Companies to, afford to the authorized personnel and representatives of Buyers such access to the properties, books, records and personnel of Sellers and Companies as Buyers or their authorized personnel or representatives may from time to time reasonably request and shall furnish Buyers and their authorized personnel or representatives with such additional financial and operating data and other information regarding the Businesses, Assets and Assumed Liabilities as any of them may from time to time reasonably request; provided, however, such access shall not materially exceed the scope of access afforded the authorized personnel and representatives of Buyers immediately prior to the date hereof.

   8.2 Operations. Between the date of this Agreement and each respective Closing Date with respect to the Business, Assets and/or Shares not yet then purchased by Buyers, BFI will, and will cause the Companies and the BFI Subsidiaries to, with respect to the Businesses:

        (a) carry on the respective Businesses in substantially the same manner as currently conducted and will not make or institute any material changes in its methods of service, transporting, transfer, disposal, recycling, purchase, sale, management, accounting or operation;

        (b) maintain and repair their respective Businesses' Equipment, Vehicles and other Assets and Real Property in their present condition consistent with past practice, ordinary wear and tear excepted;

        (c) perform all of their respective material obligations under any Contracts, Permits and/or Leases to which they are a party respecting their Business, and otherwise will not do or omit any act, which may cause a breach of any Material Contract, Material Lease, Permit, Law or Order, or any breach of any representation, warranty, covenant or agreement made by Sellers herein, or which would have required disclosure on a schedule hereto had it occurred prior to the date of this Agreement;

        (d) keep in full force and effect present insurance policies or other comparable insurance coverage and all Permits, including Environmental Permits;

        (e) with respect to each Business, use their respective commercially reasonable best efforts to maintain and preserve their respective business organizations intact, retain their respective present employees and maintain their respective relationships with Government Entities, lessors, licensors, suppliers, customers, employees and others having business relations with such respective Business;

        (f) keep the Businesses and the goodwill associated therewith intact in all material respects, including such Businesses' present operations, physical facilities and working conditions; and

        (g) continue the application process for expansion of the Green Tree Landfill in cooperation and consultation with Buyers.

   8.3 Maintenance of Condition. Between the date of this Agreement and each respective Closing Date with respect to the Business, Assets and/or Shares not yet then purchased by Buyers, the Companies and the Sellers will not, without the prior written consent of Superior, which shall not be unreasonably withheld with respect to any
        Business:

        (a) enter into any (i) Material Contract or Material Lease or (ii) any other Contract or Lease or incur or agree to incur any Liability or make any capital expenditures, except in the ordinary course of business consistent in amount and nature with past practice and in no event in excess of $5,000 individually or $10,000 in the aggregate;

        (b) except in the ordinary course of business consistent with past practice, increase the compensation payable or to become payable to any officer, employee or agent, or make any bonus payment to such person;

        (c) sell, assign, lease or otherwise transfer or dispose of any Assets, except in the ordinary course of business consistent with past practice and, with respect to any Business, in no event having a book value of in excess of $5,000 individually or $10,000 in the aggregate; or

        (d)  amend either Company's respective corporate charters or bylaws.

   8.4 Consents; Cooperation. Beginning immediately after the execution of this Agreement and under Buyers' specific direction and supervision, subject to the other provisions of this Agreement, Sellers will, and will cause the Companies to, actively cooperate and coordinate with Buyers, and each will use its respective commercially reasonable best efforts (to be deemed to not include the renegotiation of any Permit terms or the financial terms of any Material Contract or Material Lease), in obtaining estoppel certificates respecting a real estate purchase option for or relating to the M&N Landfill and any requisite Government Entity consents or authorizations to the consummation of the respective transactions contemplated by this Agreement, with the understanding that Sellers will at their sole cost and expense, attempt to obtain the consents to assignment of the municipal customer Contracts set forth in Schedule 11.3 prior to the Closing for the sale of the respective Business to which such Contracts relate; provided that if such consents are not obtained within thirty
        (30) days following the relevant Closing Date, Sellers shall pay to Buyers an amount equal to (i) for municipal customer Contracts of the Green Bay Business the product of four (4) multiplied by the average monthly revenues previously received by BFIW, MNR or MND from such non-assigned municipal customer accounts over the past twelve (12) months of each such Contract and (ii) for municipal customer Contracts of the DuBois Business, the product of five (5) multiplied by the average monthly revenues previously received by BFIP or HLC from such non-assigned municipal customer accounts over the past twelve (12) months of each such Contract (provided that the monthly multiplier shall be seven and one-half (7-1/2) for the municipal Contract with the City of DuBois if such Contract is not assigned) which amount shall be repaid in full to Sellers if within twelve (12) months following the relevant Closing Date, Buyers are awarded such non-assigned municipal customer account on substantially the same terms and conditions, and at a price equal to or greater than that of the non-assigned municipal customer account and for a period at least as long as that which remained in the non-assigned municipal customer account at the relevant Closing Date. Similarly, if BFIP is awarded a Contract for the Borough of Ridgway based on BFIP's current bid therefore, then Sellers will, at their sole cost and expense, attempt to obtain consent for the assignment (if such assignment is required) of such Contract to Superior-Pennsylvania in accordance with this
        Section 8.4, provided that if such consent is not obtained within 30 days of the award date of such Contract Seller shall pay Superior-Pennsylvania an amount equal to the product of 5 multiplied by the average monthly revenues previously received by BFIP from the predecessor Contract over the past twelve months under the predecessor Contract. It is also understood and agreed that, beginning immediately after the execution of this Agreement, with the cooperation of Sellers and Companies, Buyers intend to solicit the commercial account customers of the Businesses and request that such customers execute a consent to assignment to Buyers of such customers' Contracts with Sellers (utilizing a form letter previously provided by Superior to BFI), with such assignment effective only upon the actual Closing Date for the respective Business which services such customers. Sellers will, and will cause the Companies to, actively cooperate with Buyers, their representatives, agents and counsel in the preparation of any documents or other material which may be required by any Government Entity, or reasonably required by any customer, landlord or other third party, in connection with any approvals for consummation of the transaction contemplated by this Agreement, including filing any necessary applications for the transfer, reissuance or replacement of the operating licenses or other Environmental Permits for the operations and facilities being transferred to Buyers hereunder. If any of the transactions contemplated by this Agreement, without the consent of a third party or Government Entity, would constitute a breach of any Contract, Lease, Permit or Law to which any of the Companies or Sellers is a party, or in which any way would adversely affect the Businesses, and such consent has not been obtained as of the respective Closing Date, but nevertheless Superior elects to consummate the transactions contemplated herein, the Sellers will cooperate and coordinate with Superior thereafter in all respects to attempt to obtain such third party or Government Entity consent.

   8.5 Covenant and Agreement of the Companies to Perform Their Obligations Hereunder. The Sellers covenant and agree that they shall, in a prompt and timely fashion, perform, discharge or otherwise be responsible in and with respect to each of the Sellers' affirmative and negative covenants and agreements set forth in this Agreement.

   8.6 Environmental Covenants. The Sellers will provide, or will cause to be provided, Buyers written notice, with respect to any of the Businesses, of (a) any actual or threatened release of Hazardous Substances; (b) any receipt of any environmental claim or Litigation; or (c) any violation of any Environmental Laws or Environmental Permits by or against any Seller or Company in the conduct of the Businesses.

   8.7  Publicity; Confidentiality.

        (a) Other than as contemplated below, none of Buyers, Sellers or Companies will make any public disclosure of this Agreement or its terms or conditions (or the February 25, 1997 letter of understanding between Superior and BFI), including particularly the purchase price of the individual Businesses being sold hereunder, or the transactions contemplated hereby, and the Buyers shall hold in confidence and not disclose to any person for any purpose the "confidential information" received by Buyers from Sellers or Companies with respect to each Business without prior consultation with the other principal party hereto, except such disclosure as may be required (a) by applicable Laws, Orders or by obligations pursuant to any listing agreement with or other requirement of any national securities exchange (including the Nasdaq Stock Market) to which either may be a party or (b) to disclose such information to (i) its representative officers, directors, employees, agents and consultants (collectively, "Representatives") who need to evaluate the information on their behalf for the purposes described herein; (ii) customers, lessors and Government Entities as required to obtain consents and approvals hereunder or the issuance or replacement of Permits, including particularly to facilitate the consent to assignment of customer Contracts to Buyers hereunder; or (iii) Government Entities as otherwise required; provided, further, that Buyers may disclose the information in response to any legally enforceable summons or subpoena or in order to comply with any Order or Law applicable to Buyers and provided further that, in response to ordinary course inquiries Sellers may disclose the existence of this Agreement (other than its specific terms and conditions)
             and the identity and/or location of the Businesses sold.   In
             accordance with clause (a) above and to facilitate clause (b), it is understood and agreed that, upon the execution of this Agreement, Superior intends to publicly announce all or parts of this Agreement and shall provide the other party with an advance copy of any press release with respect thereto. If BFI or an Affiliate intends to issue a press release or other similar public disclosure, it shall provide Superior with an advance copy thereof and neither BFI nor any Affiliate shall include in such press release or public disclosure information regarding the allocation of the purchase price among the Businesses being sold hereunder as provided in Exhibit 3.1, except as required by Law and subject to the other provisions of this section. If either party becomes legally compelled to disclose such confidential information, such party shall provide the other party with prompt notice of such requirement so that the other party may seek a protective order or other appropriate remedy. Each party shall take all commonly reasonable steps necessary to assure adherence by its Representatives to the provisions of this Agreement respecting the confidentiality of information. The obligation of Buyers to keep information confidential shall not apply to any information which:

             (i)     is known to Buyers prior to its disclosure by BFI;

             (ii)    is in general use by competitors of Buyers;

             (iii) is or becomes part of the public domain without any breach by Buyers of any obligation of confidentiality set forth herein; or

             (iv) is communicated to any Buyer by a third party who is not bound by a confidentiality agreement with BFI with respect to such information.

        (b) Upon termination of this Agreement with respect to the sale of any Business hereunder, Buyers will, upon request of BFI, return to BFI or provide evidence satisfactory to BFI that it has destroyed, all confidential information received from Sellers or the Companies in connection with the sale of such Business contemplated by this Agreement.

        (c) BFI and Superior expressly covenant and agree that if either of them violates, or overtly threatens to violate, any of the covenants in Section 8.7(a) or (b) above, the other party hereto shall be entitled to an accounting and repayment (which repayment may be effected through such party's offset of such benefits against any payments otherwise owed by such party to the other party hereunder or otherwise) of all profits, compensation, commissions, remuneration or benefits which such party, directly or indirectly, have realized and/or may realize as the result of, arising out of, or in connection with any such violation or threatened violation. BFI and Superior acknowledge further that irreparable injury may result to the other party and its business in the event of a breach by any party of any of the covenants in Section 8.7(a) or (b) above. BFI and Superior also acknowledge and agree that the damages or injuries which the other party will sustain as a result of a breach by any such party of any of the covenants in Section 8.7(a) or (b) above are difficult to ascertain and money damages alone may not be an adequate remedy to such party. BFI and Superior therefore expressly agree that if a controversy arises concerning the rights or obligations of a party under any of the covenants in
             Section 8.7(a) or (b) above, such rights or obligations shall be enforceable in a court of equity by decree of specific performance and the parties hereto shall also be entitled to any injunctive relief necessary to prevent or restrain any violation of any of the covenants above. Such relief, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy to which the parties may be entitled. In addition, the parties hereto shall also be entitled to actual attorney's fees and costs incurred in any action in which it is successful in establishing a violation of any of the covenants above. The provisions of Section 15.6 requiring arbitration of disputes hereunder shall not be applicable to violations or alleged violations of any of the covenants of Section 8.7(a) or (b) above.

   8.8 Exclusivity. Between the date of this Agreement and each respective Closing Date with respect to the Businesses, Assets and/or Shares not yet then purchased by Buyer, none of the Sellers, the Companies or any of their Affiliates will directly or indirectly (through a Representative, agent, director, officer, employee or otherwise) (i) solicit, initiate or encourage the submission of any proposal, indication of interest or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, any of the Companies or the Businesses (including any acquisition structured as a merger, consolidation or share exchange) or (ii) solicit, initiate or participate in any discussions or negotiations regarding, furnish any information (other than information provided by Sellers to parties prior to February 25, 1997, as to which Sellers have requested in writing that such prior recipients return all such information to
        BFI) with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. None of the Sellers will vote shares owned or controlled by them in favor of any such acquisition structured as a merger, consolidation or share exchange. The Sellers will notify Superior immediately if any person makes any indication of interest, proposal, offer, inquiry or contact with respect to any of the foregoing.

   8.9 Schedule Updates. Until the close of business on the day prior to the Closing of the final Business to be sold to Buyers hereunder, the Sellers shall advise Superior in writing within ten (10) days of the end of each calendar month of any changes to the Schedules to this Agreement to reflect any matters relating to such Business not sold to Buyers which occur after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described in such Schedule to this Agreement, provided that no such disclosure shall cure or mitigate any breach of any representation or warranty which was inaccurate when made.

   8.10 Risk of Loss. All risk of loss to the Assets and Shares shall be borne by the Sellers until consummation of the respective Closing with respect to such particular Assets or Shares. In the event that any material item or portion of such Assets is damaged or destroyed prior to the respective Closing with respect to such particular Assets or Shares, Superior shall have the right, at its option, to either terminate this Agreement with respect to such related Business, or require the payment to it of any proceeds of insurance payable to the Companies or Sellers on account of such damage or destruction, including business interruption insurance, or require the Sellers to repair or replace such damaged or destroyed item or portion prior to such Closing at their sole cost and expense.

   8.11 Title Insurance. Prior to, or as promptly as practicable after, each respective Closing with respect to the sale of any Business hereunder, and at BFI's sole cost and expense, Superior shall have obtained, with respect to each parcel of owned Real Property then being sold (including the Green Bay Collection Company Location) or which is owned by the Company being sold (including, the M&N Landfill, the M&N Collection Company, the real estate purchase options relating to the M&N Landfill, and the Green Tree Landfill), a commitment for the most recent version of ALTA Owner's Policy of Title Insurance (or equivalent policy reasonably acceptable to Superior if the owned Real Property is located in a state in which an ALTA Owner's Policy of Title Insurance is not available) issued by Chicago Title Insurance Company in such amount as Superior may reasonably determine to be the fair market value of such Real Property (including all improvements located thereon), insuring title to such Real Property to be in the condition contemplated by this Agreement as of such Closing. Each title insurance policy delivered under this Section 8.11 shall (i) insure title to the owned Real Property and all recorded easements benefitting such owned Real Property; (ii) except with respect to matters disclosed pursuant to
        Section 5.16 herein, contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies (i.e., result in removal of all standard, or pre-printed, title insurance exceptions); (iii) contain an ALTA Zoning Endorsement (except with respect to the Real Property located in the Commonwealth of Pennsylvania or as otherwise disclosure pursuant to Section 5.16 herein); (iv) contain an endorsement insuring that the owned Real Property described in the title insurance policy is the same real estate as shown on the Survey (as defined below) delivered with respect to such property; (v) contain an endorsement insuring that each street adjacent to the owned Real Property is a public street and that there is direct and unencumbered vehicular access to such street from the owned Real Property, except with respect to matters disclosed pursuant to Section 5.16 herein; (vi) contain an inflation endorsement providing for annual adjustments in the amount of coverage; (vii) except with respect to the Real Property which is the subject of those real estate purchase options relating to the M&N Landfill, if the owned Real Property consists of more than one record parcel, contain a "contiguity" endorsement ensuring that all of the record parcels are contiguous to one another; (viii) contain a "non-imputation" endorsement to the effect that title defects known to the officers, directors and stockholders of the owner prior to the Closing shall not be deemed "facts known to the insured" for purposes of the policy; and (ix) contain such other endorsements as Superior may reasonably request. To the extent any title insurance commitment or policy delivered under this Section 8.11 after the relevant Closing Date for the sale of the Business as to which such Real Property relates does not insure against or include or cover all of the items set forth in the sentence above or shall otherwise reflect a defect or deficiency in title to such Real Property, then BFI and Superior shall mutually agree on the impact that such deficiency has, or is likely to have, on the fair market value and the use and operation of the affected Real Property. If Superior and BFI cannot agree on the dollar amount of such impact within thirty (30) days after the commencement of discussions between the parties with respect to such matter, then the determination of such impact shall be submitted to a mutually agreeable local independent MIA appraiser who will make such a determination within thirty (30) days of his or her engagement and which determination shall be binding on the parties. Within ten (10) days of the determination of the dollar amount of such impact (whether by agreement or by the appraiser), BFI shall reimburse Superior in cash for the dollar amount of such impact or Superior may otherwise offset such amount against any other payments owed to Sellers. BFI shall pay the reasonable fees and costs of any such appraiser.

   8.12 Surveys. With respect to each parcel of owned Real Property then being sold or which is owned by the Company being sold, Superior will procure, at BFI's sole cost and expense, as promptly as practicable after each Closing with respect to the sale of any Business, a current survey of the Real Property certified to the Companies, Superior and Chicago Title Insurance Company, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (each, a "Survey"). To the extent any Survey shall disclose any survey defect or encroachment from or onto the owned Real Property which has not been cured or insured over within fifteen (15) days after Buyers' request therefor, Sellers shall take such mutually agreed reasonable action to cure or mitigate such defect or encroachment as BFI and Superior mutually agree or otherwise shall follow the process set forth in Section 8.11 above so that BFI will reimburse Superior for the dollar amount of the adverse impact that such defect or encroachment is determined to have upon the fair market value and use and operation of such affected Real Property.

   8.13 Environmental Audits. Buyers have retained firms engaged in the regular business of environmental engineering to conduct such environmental audits, assessments and due diligence of the Businesses, operations and the owned or leased Real Property occupied and used by Companies or Sellers with respect to the Businesses as Buyers in their discretion shall consider necessary or appropriate. Buyers shall deliver to BFI a complete and accurate copy of any reports resulting from such environmental audits or assessments upon the earlier to occur of (i) the respective Closing of the Business the subject of such report and (ii) any termination of this Agreement contemplated by Section 14 of this Agreement if Sellers pay the cost of such reports.

   8.14 Removal of Brockway Location USTs. Sellers, jointly and severally, at their sole cost and expense, will promptly retain a firm reasonably acceptable to Superior engaged in environmental consulting and/or engineering to remove the underground storage tanks and related contaminated soils and remediate any affected groundwater at the Brockway Location in compliance with all Environmental Laws (including, without limitation, the technical and corrective action requirements under the Pennsylvania Storage Tank Law, regardless of whether the tanks are regulated thereunder) and to the reasonable satisfaction of Buyers.

   8.15 HSR Act Filings. To the extent such filings have not been completed prior to the execution of this Agreement, BFI and Superior will each, in cooperation with the other, file any reports or notifications that may be required to be filed by it under the Hart-Scott-Rodino Antitrust Improvements Act ("HSR Act") and any counterpart or similar state statutes, with the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other appropriate state Government Entity, and shall furnish to the other all such non-confidential information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Prior to making any communication, written or oral, with the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Government Entity or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, BFI and Superior will each consult with the other. BFI shall comply with all requirements of any consent decrees applicable to it in any state and will hold Buyers harmless therefrom.

   8.16 Sales Tax Matters. Within ten (10) days after each Closing for the sale of any Business hereunder or as soon thereafter or practicable, Sellers shall obtain all sales tax clearance certificates from each applicable state agency regarding Sellers' liability for sales and use tax and otherwise take all reasonable actions to assist Buyers in qualifying for any applicable occasional sale exemption. Additionally, BFIP shall deliver, within ten (10) days after the Closing Date for the sale of the DuBois Business or as soon thereafter as practicable: (i) to the Pennsylvania Department of Revenue, a notice in accordance with the provisions of 72 Pa. Stat. Ann. Section 7240 regarding BFIP's liability for sales and use tax if such statute so provides for such liabilities; (ii) to the Pennsylvania Department of Revenue, a notice in accordance with the provisions of 72 Pa. Stat. Ann. Section 7321.1 regarding BFIP's liability for personal income tax withholding if such statute so provides for such liabilities; (iii) to the Pennsylvania Department of Revenue, a notice in accordance with the provisions of 72 Pa. Stat. Ann. Section 1403 regarding BFIP's liability for corporate taxes if such statute so provides for such liabilities; and (iv) to the Pennsylvania Department of Labor and Industry, a notice in accordance with the provisions of 43 Pa. Stat. Ann. Section 788.3 regarding BFIP's liability for unemployment compensation taxes if such statute so provides for such liabilities. Additionally, BFIP and HCL shall deliver to Buyer, within ten (10) days after the Closing Date for the sale of the DuBois Business or as soon thereafter as practicable, tax lien certificates from the Pennsylvania Department of Revenue showing no Liens against BFIP or HLC. BFIP shall file with the Pennsylvania Department of Revenue an Application For Tax Clearance Certificate within ninety (90) days of the Closing Date for the sale of the DuBois Business or as soon thereafter as practicable and shall deliver a Tax Clearance Certificate from the Pennsylvania Department of Revenue to Buyers upon issuance of that certificate.

   8.17 Transition Period Consulting Arrangements. For a transition period equal to sixty (60) days after the Closing Date for the sale of the DuBois Business, Sellers and their Affiliates shall make available to Superior-Pennsylvania and HLC the services of Tom Latimer to assist in the transition of ownership, management and operation of such Business and to facilitate the retention of customer accounts and the transition of relationships with applicable governmental agencies, among other things. For a transition period equal to sixty (60) days after the Closing Date for the sale of the Columbus Business, Sellers and Affiliates shall make available to Superior-Ohio the services of Wendell Shelton to assist in the transition of ownership, management and operation of such Business and to facilitate the retention of customer accounts and the transition of relationships with applicable governmental agencies, among other things. It is contemplated and agreed that for the first five business days of each such respective 60-day consulting period, Messrs. Latimer's and Shelton's services shall be performed in person and on-site at the location(s) of the DuBois Business or Columbus Business, respectively, or otherwise at locations of customers or government agencies relating to such Business or other reasonable locations as may be required to adequately perform their services, and on a substantially full-time basis. After the first five business days of each such respective 60-day consulting period, Messrs. Latimer and Shelton shall reasonably provide their services from time to time and as reasonably needed and determined by Buyers, by telephone. During each such respective 60-day consulting period, Sellers and their Affiliates agree to make Messrs. Latimer and Shelton reasonably available and to reasonably accommodate any reasonable requests of Buyers. In consideration of Messrs. Latimer and Shelton providing these services, Buyers will reimburse Sellers a consulting fee at a mutually agreed upon daily rate reflecting their current compensation levels for each day for which Messrs. Latimer and Shelton shall perform services and shall otherwise reimburse Sellers for all reasonable costs and expenses associated with providing Buyers with such services. In connection with providing such services and by reason of the former positions with the DuBois Business and the Columbus Business each of Messrs. Latimer and Shelton shall keep confidential and not disclose during or after the consulting period any confidential information of Buyers to any third person, including BFI or any of its Affiliates, except to authorized representatives of Buyers or as required by Law.

   8.18 Billing System Transfer. Promptly hereafter, Sellers will, in cooperation and coordination with Superior and under Superior's direction, effect the transition and transfer of its computerized billing data from the system(s) currently being used by Sellers and Companies to Superior's billing system; provided, however, that Sellers shall complete all billing functions for each Business and for and through any other calendar month end which occurs after the Closing with respect to the sale of such Business if such Closing takes place on or after the 15th day of such month.

   8.19 Purchase of Green Bay Collection Company Location; Interim Period Sublease. Immediately prior to, and contingent upon, the Closing for the sale of the Green Bay Business, BFI and BFIW will use their best efforts to as soon as practicable purchase good and marketable, fee simple title to the Real Property (land and building) constituting the Green Bay Collection Company Location at the price and on other terms satisfactory to Buyers and Buyers will contemporaneously reimburse BFIW in cash for the mutually agreed upon purchase price thereof when BFIW contemporaneously conveys good and marketable, fee simple title, free and clear of all Liens, to the land and building constituting the Green Bay Collection Company Location to Superior-Wisconsin at such Closing or within ninety (90) days thereafter, provided, however, that if title is not transferred there shall be no liability to BFI or BFIW. BFIW shall continue to remain solely responsible for all other obligations under the Real Property Lease for the Germantown property. Until such time as BFIW shall convey good and marketable, fee simple title, free and clear of all Liens, to the land and building constituting the Green Bay Collection Company Location to Superior-Wisconsin, BFI and BFIW shall, upon the consent of the lessor (which BFI and BFIW will use their commercially reasonable best efforts to obtain after the date hereof), sublease such facility to Superior-Wisconsin upon the same terms and conditions as the existing underlying Real Property Lease thereof by BFIW (exclusive of the portion thereof attributable to the Germantown Real Property) and, if title to such Real Property meeting the requirements of Section 5.16(b)(i) cannot be conveyed to Superior-Wisconsin (together with a title insurance commitment meeting the requirements of Section 8.11 and a Survey meeting the requirements of
        Section 8.12) on terms satisfactory to it within ninety (90) days after the Closing of the sale of the Green Bay Business, then Superior-Wisconsin may direct BFIW to the extent permitted by the Real Property Lease for the Green Bay Collection Company Location to
        (i) exercise its purchase option to acquire the land underlying the Green Bay Collection Company Location at the option price thereof of $125,000 and convey good and marketable, fee simple title, free and clear of all Liens, to the same to Superior-Wisconsin for such price and/or (ii) assign the Real Property Lease for the Green Bay Collection Company Location to Superior-Wisconsin, but with no other liability to BFI or BFIW.

   8.20 Lease of Zanesville Transfer Station; Transfer of Improvements. At the Closing of the sale of the Columbus Business, BFIO and Superior-Ohio will enter into a mutually agreeable Real Property Lease of the Real Property of the Zanesville Transfer Station at a monthly rental rate of $1.00 per month and which Real Property Lease shall have a term of two years, with three (3) successive one-year options to renew such lease in favor of Superior-Ohio and provide Superior-Ohio with a right of first refusal and an option to purchase such facility at appraised fair market value as set forth in such Real Property Lease. On the date all requisite final permits are received by Superior-Ohio to operate the Zanesville Transfer Station, without further deed or action on the part of any party and pursuant to this Agreement, all ownership right, title and interest to the improvements and fixtures constituting the Zanesville Transfer Station shall be transferred to Superior-Ohio without further consideration.

   8.21 Subcontract to Haul Medical Waste; Disposal Agreement. At the Closing of the sale of the DuBois Business, BFIP and Superior-Pennsylvania will enter into a subcontract arrangement, on terms mutually acceptable to both parties, allowing Superior-Pennsylvania to the extent permitted by applicable Law, to continue to collect, transport and dispose of the infectious and chemotherapeutic waste currently collected, transported or disposed by BFIP in the conduct of the DuBois Business until such time as Superior-Pennsylvania receives the necessary Permits to perform such services on its own and BFIP and Superior-Pennsylvania shall also enter into a mutually acceptable five-year disposal agreement (with two (2) one-year renewal options in favor of Superior-Pennsylvania) for such medical waste with Superior-Pennsylvania allowing Superior-Pennsylvania to dispose of such medical waste at Sellers' disposal site(s).

   8.22 Return of Previously Distributed Confidential Information. Promptly after the execution of this Agreement, Sellers shall undertake such commercially reasonable steps to obtain the return, or confirm the destruction of, all confidential information of the Businesses previously distributed to other interested parties in connection with soliciting indications of interest to acquire the Businesses to be purchased by Buyers hereunder.

   8.23 Divestiture of Forest Lawn Landfill to BFIP; Indemnification by BFI. On the Closing Date for the sale of the DuBois Business to Buyers hereunder, BFI and BFIP will enter into a divestiture agreement with HLC providing that, as promptly as practicable, and in any event within sixty (60) days (to the extent permitted by Law), after the Closing for the sale of the DuBois Business, HLC shall transfer and divest the Forest Lawn Landfill sites (including both the closed solid waste municipal landfill and the closed solid waste construction and demolition landfill) and all associated Real Properties to BFIP or an Affiliate, together with any and all associated Liabilities, all in full compliance with all applicable Environmental Laws, Environmental Permits and Orders and otherwise to the reasonable satisfaction of Buyers and its counsel. All costs, fees and expenses of such disposition and transfer, including the reasonable legal fees of Buyers' counsel, shall be paid by BFI. Additionally, Sellers, jointly and severally, hereby indemnify, hold harmless and fully release the Buyers, the Companies, and each of Buyers' Affiliates (as hereinafter defined) from and against any and all Claims (as hereinafter defined) asserted against, resulting to, imposed upon, or incurred by any Buyer, Company or Buyers' Affiliates, or any of the Businesses, Assets or Assumed Liabilities transferred to Buyers or retained by Companies pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from directly or indirectly in any manner whatsoever the ownership, use, possession, occupancy, operation, existence, closure or transfer of the Forest Lawn Landfill and the associated Real Properties and Liabilities, including without limitation, any Liability arising under any Environmental Law, Environmental Permit, Permit, Order, Law or Litigation, whether known or unknown, contingent, fixed or occurring before the Closing Date. Sellers, jointly and severally, acknowledge and agree that Sellers' and all other parties' sole recourse for Claims or causes of action related to the Forest Lawn Landfill site shall be against parties other than the Buyers, Companies or Buyers' Affiliates and that economic recovery may not be possible against some or all of such parties. Sellers, jointly and severally, agree that if, notwithstanding the provisions of this Section 8.23, a court of competent jurisdiction determines, contrary to the intention of the parties hereto, that this Section 8.23 does not bar the Claims and causes of action of the Sellers or any other parties against the Buyers, Companies, or Buyers' Affiliates, the provisions of this Section 8.23 shall serve as the overwhelming factor in any equitable apportionment of response costs under all applicable Environmental Laws, Orders or Litigation. Sellers, jointly and severally, acknowledge and agree that the provisions contained in this Section 8.23 were essential components of the consideration for the agreement of Buyers to acquire the Shares of HLC and the DuBois Business. Sellers' indemnification obligations hereunder shall survive the Closing Date for the sale of the DuBois Business indefinitely.

   8.24 BFI Resolution of Payments to Nennig/Michels. Prior to the Closing of the sale of the Green Bay Business, BFI or BFIW shall fully resolve and pay Messrs. Nennig and Michels any and all purchase price amounts or adjustments owing thereto for the purchase of MNR or MND arising before or existing as of the Closing of the sale of the Green Bay Business.

   8.25 Specific Environmental Indemnification for Columbus Collection Company Location. Sellers, jointly and severally, hereby agree to indemnify, hold harmless and release the Buyers, the Companies and Buyers' Affiliates, from and against any and all Claims asserted against, resulting to, imposed upon, or incurred by any Buyer, Company or Buyers' Affiliates, or any of the Businesses, Assets or Assumed Liabilities transferred to Buyers or retained by Companies pursuant to this Agreement, resulting from the ownership, use, possession, occupancy, operation or lease by any BFI Affiliate of the Columbus Collection Company Location, including without limitation, any Liability arising under any Environmental Law, Environmental Permit, Permit, Order, Law or Litigation, whether known or unknown, contingent, fixed or occurring before the Closing Date for the sale of the Columbus Business. Sellers' indemnification obligations hereunder shall survive the Closing Date for the sale of the Columbus Business indefinitely.

   8.26 Long-Haul Customer Disposal Agreements.   At the Closing of the sale
        of the DuBois Business, BFI, BFIP and HLC will enter into a mutually acceptable five-year disposal agreement (with two (2) one-year renewal options in favor of HLC) for the continued disposal at the Green Tree Landfill of the waste collected by BFIP (or any other Affiliate) from the Long-Haul Customers of the DuBois Business at mutually agreeable disposal rates and otherwise in form and substance generally consistent with the medical waste disposal agreement contemplated under Section 8.21. At the Closing of the sale of the Columbus Business, BFIO and Superior of Ohio will enter into a mutually acceptable five year disposal agreement (with two (2) one-year renewal options in favor of Superior Ohio) for the continued disposal at the Zanesville Transfer Station (or other alternative transfer station designated by Superior-Ohio in that area) of waste collected by BFIO (or any Affiliate) from the Long-Haul Customers of the Columbus Business at mutually agreeable disposal rates and otherwise in form and substance generally consistent with the medical waste disposal agreement contemplated under Section 8.21.

   8.27 Disposal Agreements Addenda. At the Closing of the sale of the Green Bay Business, BFI and Superior will enter into addenda to certain existing disposal agreements for the Milwaukee and Eau Claire, Wisconsin markets, respectively, in substantially the form of Exhibit "A" hereto ("Amended Disposal Agreements").

   8.28 National Customer Accounts. For a period of five (5) years after the respective Closing Date for the relevant Business, Sellers hereby agree that any Buyer, Company or Affiliate thereof will be allowed a first right of refusal to provide, in accordance with BFI's standard subcontract for such services (a form of which has been provided to Buyers), other than BFI's right to terminate the contract on 60 days notice (which shall not apply), collection, recycling, transportation and/or disposal service, on the same terms and conditions as currently being provided by Sellers, to the place(s) of business of currently existing national customers of Sellers which have locations within the geographic boundaries of Section 9.1(A) with respect to the Green Bay Business, Section 9.1(B) with respect to the Columbus Business and Section 9.1(C) with respect to the DuBois Business, respectively (collectively, the "Noncompete Areas"). BFI has provided to Superior a true and complete list by respective Business of all of such place(s) of business in the Noncompete Areas of currently existing national customer accounts of Sellers and BFI has also provided therewith to Superior a summary of all material terms and conditions of the types and kinds of service(s) provided to such customers, the pricing therefor, the duration of the service period, and all other relevant information sufficient to allow a Buyer, Company or Affiliate to adequately service such account. All of such currently existing national customers so identified or in the future identified as described below are herein called "National Customer Accounts." An identical right of first refusal shall also be provided to Buyers, Companies and their Affiliates with respect to the opportunity for the renewal of service contracts for any such currently existing National Customer Accounts which occur during the relevant five (5)-year period with respect to the Noncompete Areas described above; provided that BFI shall provide notice of such opportunity for renewal of service to Superior sufficiently in advance thereof, together with the same type of information described above provided to Superior for currently existing National Customer Accounts. In either event above (whether providing continuing service to existing National Customer Accounts or renewal service to existing National Customer Accounts), if none of Buyers, Companies or Affiliates agree to service such accounts on such terms and conditions, they must so notify BFI within fifteen (15) days of the relevant Closing Date with respect to existing National Customer Accounts or within fifteen (15) days of the date of receiving notice and information about the renewal of such account. If none of Buyers, Companies or their Affiliates determine to service such accounts, then Sellers may engage the services of an independent third-party contractor to provide such services on the same terms and conditions as offered to Buyers and Companies, but in no case may Sellers or their Affiliates directly service such locations during the respective 5-year period after each relevant Closing Date for the sale of that Business. During the respective five (5)-year periods described above, if Sellers secure any new National Customer Accounts with locations in the geographic areas described above in the Noncompete Areas, it is agreed that none of Sellers or their Affiliates may directly service such accounts in such Noncompete Areas during such period, but that Sellers may solicit the services of an independent third-party contractor to service such accounts in such Noncompete Areas pursuant to BFI's standard competitive bid process, provided that Buyers, Companies and any identified Affiliate thereof are allowed to participate in such bid process on a fair and equal basis to the same extent as all other bidders, but provided that neither Buyers nor Companies shall have a right of first refusal with respect to servicing such new National Customer Accounts.

                                   ARTICLE 9.
                              RESTRICTIVE COVENANTS

   9.1 Noncompete Covenant. As an essential and material inducement to Buyers to enter into this Agreement and pay substantial consideration for the Businesses being acquired hereunder, the Sellers, jointly and severally, agree that for a period of five (5) years after the first closing Date to occur under this Agreement, they will not, without the prior written consent of Superior (which may be denied, withheld, delayed or conditioned for any reason whatsoever in its discretion):

        (a) Directly or indirectly, either as an employer, agent, partner, shareholder, investor, financier, consultant or in any other capacity, participate in, engage in, acquire, commence or have a financial or other interest in any Venture in Competition (as defined below); provided, however, that passive ownership, in and of itself, of up to one percent (1.0%) interest in a corporation whose shares of stock are traded on a recognized stock exchange or over-the-counter market shall not be deemed a violation of this Noncompete Covenant (as defined below);

        (b) Directly or indirectly, as an employer, agent, partner, shareholder, investor, financier, consultant or in any other capacity canvas, contact, solicit or accept any Customers of any Business (as defined below) for the purpose of providing waste or recyclables collection, transportation, transfer or disposal services (for purposes of this Agreement, "Customers of any Business" shall include, on any given date, any customer within the geographic boundaries of a "Venture in Competition" described below as well as any of the Long-Haul Customers set forth on Schedule 9.1 to this Agreement and only with respect to those specific locations set forth on Schedule 9.1, as well as any National Customer Accounts in the Noncompete Areas to the extent set forth and in accordance with Section 8.28), provided, that, Sellers may continue to provide collection services to the Long-Haul Customers of the DuBois Business and Columbus Business as contemplated by Section 8.26 and the related disposal agreements to be executed thereunder and engage the services of independent third party subcontractors for National Customer Accounts in the Noncompete Areas to the extent allowed by
             Section 8.28. Also with respect to the Columbus Business and DuBois Business, Sellers shall not be deemed to violate the provisions of this noncompete solely because they advertise in the Yellow Pages or similar mass market media which by its nature may not be limited to a division of counties; or

        (c) Actively solicit or induce, any employee, insurer or any other person having a business or employment relationship with the Businesses to terminate such relationship, or take any action designed to interfere with the relationship of the Businesses with any such person.

        The foregoing covenants are herein collectively referred to herein as the "Noncompete Covenant." The parties further agree that for purposes of the Noncompete Covenant, a "Venture in Competition" is defined to mean any business that, at any given date:

             (A) with respect to the Green Bay Business, owns or operates a landfill business, or in any manner collects, recycles or disposes of solid, hazardous, medical, special or other waste products (but specifically excluding the transfer of any such wastes) within the area which is bounded by Lake Michigan and the State of Michigan border on the east, State Highway 23 to the south, State Highway 49 to the west and State Highway 8 on the north.

             (B) with respect to the Columbus Business, in any manner collects, transports, transfers or recycles solid, liquid, special or other waste products (but specifically excluding the collection, transportation, transfer or disposal of medical waste) within the following entire counties in the State of Ohio: Madison, Franklin, Pickaway, Fairfield, Perry, Muskingum, Coshocton, Morgan and Washington, as well as within the southern one-half of Delaware County (using everything immediately north of the city limits of the City of Delaware as the dividing line) and within the southern one-half of Licking County (using everything immediately north of the city limits of the City of Newark as the dividing line).

             (C) with respect to the DuBois Business, owns or operates a landfill business, or in any manner collects, recycles or disposes of solid, liquid, hazardous, medical, special or other waste products (but specifically excluding the transfer of any such wastes) within the area including the following entire counties in the Commonwealth of Pennsylvania: Potter, Venango, Forest, Elk, Cameron, Clinton, Clarion, Jefferson, Clearfield, Centre, Indiana, Cambria, Blair and Huntingdon, as well as within the southern one-half of Warren County (using everything immediately south of the city limits of the City of Warren as the dividing line), within the western part of Lycoming County (using a straight line extending from the City of Ellenton in the north to and through the City of Spring Garden in the south as the dividing line) and within the northern one-half of Bedford County (using everything immediately south of Interstate Highway 70/76 as the dividing line).

   9.2 Severability of Noncompete Covenant; Blue Penciling. The Sellers acknowledge and agree that the Noncompete Covenant is reasonable and valid in geographical and temporal scope and in all other respects with respect to each Business. If any court determines that the Noncompete Covenant, or any part thereof, is invalid or unenforceable, it is expressly agreed by Sellers that: (a) the remainder of the Noncompete Covenant shall not thereby be affected and shall continue to be given full force and effect in accordance with its terms, without regard to the invalid portions and (b) such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be given full force and effect in accordance with its terms, without regard to the invalidated portion. The parties agree that Buyers may sell, assign or otherwise transfer the Noncompete Covenant, in whole or in part, without the consent or approval of Sellers, to any person, corporation, firm or entity that purchases all or part of the Business intended to be protected by such Noncompete Covenant.

   9.3  Confidential Information.

        (a) None of Sellers or their Affiliates shall at any time subsequent to any Closing, except as explicitly requested or agreed to by Superior, disclose to any person any Records and Files containing, any confidential information concerning the Businesses, the Assets or the Assumed Liabilities which have been transferred to Buyers hereunder, all such information being deemed to be transferred to the Buyers hereunder, any information (including particularly the purchase price of each individual Business hereunder) relating to the terms and conditions of this Agreement, except as may be required to be disclosed to Government Entities or in response to any legally enforceable summons or subpoena or an order to comply with any Order or Law applicable to Sellers. For purposes hereof, "confidential information" shall mean and include, without limitation, all customer and vendor lists and related information, all information used by or employed in any Business concerning such Business' processes, products, costs, prices, sales, marketing and distribution methods, properties and assets, liabilities, finances, employees, all privileged communications and work product, and any other information not previously in the public domain. The foregoing provisions shall not apply to any information which is (i) an "Excluded Asset" as defined in Section 1.6, or which relates solely to one or more Excluded Assets, (ii) in general use by competitors of Sellers, or (iii) is or becomes part of the public domain without any breach by Sellers of any obligation of confidentiality herein. If at any time after a Closing any Seller should discover that it is in possession of any records containing the confidential information of Buyers, then the party making such discovery shall immediately turn such records over to Buyers, which shall upon request make available to the surrendering party any information contained therein which is not confidential information. Sellers, jointly and severally, agree that they will not assert a waiver or loss of confidential or privileged status of the information based upon such possession or discovery.

        (b) From and after any Closing, Sellers agree that they will not disclose the customer names and addresses and material terms of any Contracts to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized Representatives of Buyers or as required by applicable Law. If Sellers become legally compelled to disclose such confidential information, Sellers shall provide Superior with prompt notice of such requirement so that Superior may seek a protective order or other appropriate remedy.

        (c) The covenants in this Section 9.3 along with the Noncompete Covenant, are collectively referred to below as the "Restrictive Covenants."

   9.4 Equitable Relief for Violation. The Sellers expressly covenant and agree that if any of them violates, or overtly threatens to violate, any of the Restrictive Covenants, Buyers and Companies (and/or their assigns) shall be entitled to an accounting and repayment (which repayment may be effected through Buyers' offset of such benefits against any payments otherwise owed by any Buyer to any Seller hereunder or otherwise) of all profits, compensation, commissions, remuneration or benefits which the Sellers, directly or indirectly, have realized and/or may realize as the result of, arising out of, or in connection with any such violation or threatened violation. The Sellers acknowledge further that irreparable injury may result to Buyers and Companies (and/or their assigns) and their business in the event of a breach, or overt threat of breach, by any Seller of any of the Restrictive Covenants. The Sellers also acknowledge and agree that the damages or injuries which Buyers and/or the Companies will sustain as a result of a breach by any Seller of any of the Restrictive Covenants are difficult to ascertain and money damages alone may not be an adequate remedy to Buyers and/or the Companies. The Sellers therefore expressly agree that if a controversy arises concerning the rights or obligations of a party under any of the Restrictive Covenants, such rights or obligations shall be enforceable in a court of equity by decree of specific performance and Buyers an/or Companies shall also be entitled to any injunctive relief necessary to prevent or restrain any violation of any of the Restrictive Covenants. Such relief, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy to which the parties may be entitled. In addition, Buyers and/or the Companies shall also be entitled to actual attorney's fees and costs incurred in any action in which it is successful in establishing a violation of any of the Restrictive Covenants. The provisions of
        Section 15.6 requiring arbitration of disputes hereunder shall not be applicable to violations or alleged violations of any of the Restrictive Covenants.

                                   ARTICLE 10.
                                 INDEMNIFICATION

   10.1 Indemnity By BFI. BFI covenants and agrees that it will indemnify and hold harmless the Buyers and, after the sale of the respective Shares, the Companies, and each of their respective directors, officers, employees and controlled and controlling persons (hereinafter collectively, "Buyers' Affiliates"), from and against all Claims (as defined below) asserted against, resulting to, imposed upon, or incurred by any Buyer, Company or Buyers' Affiliates, or the Business, Assets or Assumed Liabilities transferred to Buyers or retained by Companies pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from:

        (a) the inaccuracy or breach of any representation or warranty of Sellers contained in or made pursuant to this Agreement or in any Ancillary Instrument (regardless of whether such breach is deemed "material");

        (b) the nonfulfillment or breach of any covenant of Sellers or any Seller contained in this Agreement or in any Ancillary Instrument (regardless of whether such nonfulfillment or breach is deemed "material");

        (c) any Claim brought by or on behalf of any broker or finder retained, employed or used by Sellers, Companies or any of their directors, officers, employees, shareholders or agents in connection with the transactions provided for herein or the negotiation hereof, whether or not disclosed herein; or

        (d) any Liability, other than the specifically Assumed Liabilities, arising out of the operation of the Businesses, or the use, ownership, possession or occupancy of any Real Property, prior to the Closing Date for the respective Business sold to Buyers hereunder including, without limitation, (i) any Liability arising under the Environmental Laws, Environmental Permits, Permits, Orders, Laws or Litigation (including, without limitation, any Liability for unpaid taxes), except to the extent arising from the gross negligence, willful acts or omissions of any of the Buyers or the Companies in the operation of the respective Businesses following the respective Closing Dates (provided, however that nothing herein shall be deemed to limit, or constitute a waiver of, Buyers' rights against Sellers for acts or omissions by or on behalf of Sellers prior to the relevant Closing Date and which acts or omissions constitute the basis for a Claim under the provisions of Section 10.1, including without limitation, Buyers' continuation of such acts and omissions after the relevant Closing Date); (ii) any federal, state or local tax liability, including penalties or interest of the Companies or the Sellers arising out of any events occurring during any period ended on or before the Closing Date for the sale of such Business (except to the extent any such Liability is fully reflected and included in the calculation of Net Working Capital for such Business); (iii) any and all Liabilities and obligations of Sellers or Companies under the December 2, 1988 letter agreement between BFI and Frank Varischetti arising and becoming fixed in amount prior to the Closing Date for the sale of the DuBois Business, Liabilities thereunder other than respecting the Green Tree Landfill or any other existing Contract between any Seller, Company or Affiliate and Mr. Varischetti or his Affiliates; (iv) any Liability arising under Sections 8.14, 8.23 or 8.25; and (v) any Liability arising from any events occurring on or prior to the relevant Closing Date relating to (A) any "employee pension benefit plan," as defined in Section 3(2) of ERISA, of the Sellers or the Companies or any Affiliate thereof, (B) any "prohibited transaction" as defined in ERISA relating to any such employee pension benefit plan, or (C) any other violation of ERISA by Sellers, Companies or any Affiliate thereof relating to such employee pension benefit plan.

        As used in this Article 10 or elsewhere in this Agreement, the term "Claim" shall include (i) all Liabilities; (ii) all losses, damages (including, without limitation, consequential damages, including any differences in the purchase price which the Buyers would have paid hereunder for any Business if there is a claim under Section 10.1 which alleges that the representations and warranties in Section 5.7 relating to the Financial Data are not true and correct), judgments, awards, penalties and settlements; (iii) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (iv) all reasonable costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs and fees and reasonable expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing this Agreement (including prosecuting an indemnity claim hereunder).

   10.2 By Superior. Superior hereby agrees to indemnify, defend and hold harmless Sellers and their respective directors, officers, employees and controlling persons, against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyers contained in or made pursuant to this Agreement or in any Ancillary Instrument (regardless of whether such breach is deemed "material"); (b) the nonfulfillment or breach of any covenant of Buyers contained in this Agreement or in any Ancillary Instrument (regardless of whether such breach is deemed "material"); or (c) all Claims of or against Sellers or their Affiliates respecting the Assumed Liabilities; and (d) any Liability, including without limitation, arising under the Environmental Laws, Environmental Permits, Permits, Orders, Laws or Litigation arising from the gross negligence, willful acts or omissions of any of the Buyers or the Companies in the operation of the respective Businesses following the respective Closing Dates (provided, however that nothing herein shall be deemed to limit, or constitute a waiver of, Buyers' rights against Sellers for acts or omissions by or on behalf of Sellers prior to the relevant Closing Date and which acts or omissions constitute the basis for a Claim under the provisions of Section 10.1, including without limitation, Buyers' continuation of such acts and omissions after the relevant Closing Date).

   10.3 Notice of Indemnity Claim. A party or parties seeking indemnity hereunder (whether one or more, the "Indemnified Party") shall notify the other party or parties (whether one or more, the "Indemnifying Party") of the Claim in question within a reasonable time after an officer of the Indemnified Party becomes actually aware of the existence of such Claim, but in no event more than thirty (30) days thereafter; provided, that the failure so to timely notify the Indemnifying Party shall relieve the Indemnifying Party from the obligation to indemnify against the Claim only to the extent the Indemnifying Party establishes by competent evidence that it is irrevocably prejudiced thereby.

   10.4 Indemnification of Third-Party Claims. The following provisions shall apply to any Claim subject to indemnification which is
        (i) Litigation filed or instituted; (ii) any other Claim by any third party; or (iii) any other form of proceeding or assessment instituted by any Government Entity (each, a "Third Party Claim"):

        (a) Notice and Defense. The Indemnified Party will give the Indemnifying Party prompt written notice of any such Third Party Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Any such assumption of defense shall constitute neither an admission nor denial by the Indemnifying Party of its indemnification obligation hereunder with respect to such Third Party Claim, and its undertaking to pay directly all Claims incurred in connection therewith. So long as the Indemnifying Party is defending any such Third Party Claim actively and in good faith, the Indemnified Party shall not settle such Third Party Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Third Party Claim, and shall in other respects give reasonable cooperation in such defense.

        (b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Third Party Claim, fails to defend such Third Party Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim or consent to the entry of a judgment with respect to such Third Party Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

        (c) Indemnified Party's Rights. Anything in this Article 10 to the contrary notwithstanding, (i) if there is a reasonable probability that a Third Party Claim may materially and adversely affect the Indemnified Party, other than as a result of money damages or other money payments, the Indemnified Party shall have the right to participate equally with the Indemnifying Party in the defense, compromise or settlement of such Third Party Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a full and complete release from all Claims in respect of such Third Party Claim.

   10.5 Payment. The Indemnifying Party shall promptly pay the Indemnified Party any Claim amount due under this Article 10, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any Claim amount owed to the Indemnifying Party by the Indemnified Party, including without limitation, against any additional purchase price or other payments payable to Sellers under Article 3 hereof. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of any indemnity obligation under this Article 10 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the Claim amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the prime lending rate then being published by money center banks. Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the Claim amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such Third Party Claim.

   10.6 Limitations on Indemnities. Except for any willful or knowing breach, misrepresentation or failure, as to which Claims may be brought hereunder without limitation as to time or amount, the obligations of indemnity provided above in Sections 10.1 and 10.2 are subject to the following terms, conditions and limitations:

        (a)  The aggregate indemnity obligation of BFI pursuant to
             Section 10.1 shall not exceed the aggregate purchase price for all of the Assets and Shares as set forth in Article 3 (including the aggregate amount of all adjustments thereto, contingent purchase price payments and Assumed Liabilities).

        (b) Other than with respect to Claims under Sections 10.1(b), 10.1.(c) or (d), BFI shall have no obligation for Claims under
             Section 10.1(a) until the aggregate Claim amount shall exceed:
             (i) $185,000 with respect to any Claim or Claims relating principally to the Green Bay Business; (ii) $138,000 with respect to any Claim or Claims relating principally to the Columbus Business; or (iii) $250,000 with respect to any Claim or Claims relating principally to the DuBois Business (each, a "Threshold Amount") and, in such event, where the Threshold Amount is exceeded, Buyers shall be entitled to the full amount of all such indemnity Claims with respect to such Business, including those theretofore barred by the applicable Threshold Amount. The Threshold Amounts shall be applied independently to Claims respecting each Business sold hereunder, provided that, if a Claim relating principally to one Business also includes Claims relating to another Business, then such Claims may be aggregated and applied to the Threshold Amount for the Business as to which the Claim principally relates.

        (c) The obligations of indemnity described in Sections 10.1(a) and 10.2(a) shall survive the Closing Date for the sale of the particular Business to which the Claim relates for the following time periods: (i) Claims alleging a breach of any of Sections
             5.1 and 6.1 (existence and qualification), 5.2 and 6.2 (authority), 5.3 and 6.3 (no conflicts), 5.4 (capitalization; ownership of shares), 5.16 (real property), 5.17 (environmental matters) or 5.22 and 6.4 (brokers), shall survive the applicable Closing Date for seven (7) years thereafter; (ii) Claims alleging a breach of any of Sections 5.5 (no litigation), 5.13 (permits), 5.14 (compliance with laws and orders), 5.15 (employment and labor matters), 5.18 (taxes) or 5.25 (employee benefit plans), shall survive for the applicable statute of limitations; and (iii) Claims alleging a breach of any of Sections 5.6 (assets), 5.7 (financial data), 5.8 (absence of undisclosed liabilities), 5.9 (inventory), 5.10 (accounts receivable), 5.11 (contracts), 5.12 (leases), 5.19 (performance bonds; letters of credit), 5.20 (relationships), 5.21 (absence of changes), 5.23 (intellectual property), 5.24 (insurance),
             5.26 (disclosures) or otherwise under any Ancillary Instrument shall survive the applicable Closing Date for two (2) years thereafter. The obligations of indemnity for Claims under Sections 10.1(c) and (d) and 10.2(c) and (d) shall survive the applicable Closing Date indefinitely. The obligations of indemnity for Claims under Sections 10.1(b) and 10.2(b) shall survive until such agreements and covenants are fully performed and discharged. Any Claim made by a party hereunder for breach of a representation or warranty under Section 10.1(a) or 10.2(a) prior to the termination of the survival period for such Claim shall be preserved despite the subsequent termination of such survival period provided such Claim has been transmitted in accordance with Section 15.9 hereof. If any act, omission, disclosure or failure to disclosure shall form the basis for a Claim for breach of more than one representation or warranty, and such Claims and/or representations and warranties have different periods of survival hereunder, the termination of the survival period of one Claim shall not affect a party's right to make a Claim based on the breach of representation or warranty still surviving.

        (d) The obligations of indemnity for any Claim under Sections 10.1 and 10.2 shall be reduced by the dollar amount of any actually received irrevocable recovery by the Indemnified Party for such Claim under policies of insurance maintained by it or its Affiliates with third parties less (i) all reasonable out-of-pockets costs or expenses incurred by the Indemnified Party or its Affiliates (excluding overhead costs) in recovering such amount under any such insurance policy and (ii) any increased premiums, deductible amounts and/or coinsurance amounts thereafter to be incurred by the Indemnified Party or its Affiliates as a result of the Claim or event; provided, however, that this subsection shall apply only if this provision does not constitute an improper waiver of the insurer's rights of subrogation against the Indemnifying Party. Nothing contained in this subsection (d) shall be deemed to create an obligation of any party hereto to maintain any form or level of insurance after any Closing, to name any other party as an additional insured party or to obtain approval for any waiver of rights of subrogation.

   10.7 No Waiver. The Closing of any of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before such Closing, and regardless of whether such breach, violation or failure is deemed to be "material."

   10.8 Sole Remedy.  The sole remedy of Buyers and Sellers for Claims under
        Section 10.1(a) or 10.2(a) shall be pursuant to the indemnity provisions of this Article 10.

   10.9 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties contained in this Agreement or in any Ancillary Instrument shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the parties in accordance with the terms of this Agreement for the respective periods of time contemplated by
        Section 10.6(c); provided, that the right of any party herewith to bring any action or make any Claim under Section 10.1(a) or 10.2(a) for breach of any representation or warranty shall be limited as set forth in this Article 10.

                                   ARTICLE 11.
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERS

             With respect to each separate and independent transaction and sale of each Business as hereby contemplated, the obligations of Buyers hereunder are, at their option, subject to the satisfaction or waiver of the following conditions on or prior to the respective Closing Date for such transaction; provided, however, that the failure or delay in the satisfaction of any condition which arises from and relates to the Closing of the sale of any particular Business shall not operate to delay or excuse the Buyers' obligations to consummate the transactions contemplated by this Agreement with respect to the remaining Businesses and the Buyers shall proceed to consummate the transactions with respect to such remaining Businesses in accordance with the terms and conditions of this Agreement.

   11.1 Accuracy of Representations; Performance of Covenants. The representations and warranties of Sellers contained in Article 5 of this Agreement with respect to the Assets, Business and/or Shares then subject to sale shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. Each and all of the covenants, obligations and agreements of Sellers and the Companies to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed in all material respects.

   11.2 Governmental Consents; No Litigation; Permits. Those certain consents of any Government Entities relating to the consummation of the transactions contemplated in this Agreement as set forth on
        Schedule 11.2 shall have been obtained, including the expiration or earlier termination of the waiting period under the HSR Act; and no Litigation before any court or any other Government Entity shall have been instituted or threatened to restrain or prohibit, or which could otherwise adversely affect, Buyers' acquisition of the Assets, Shares and/or Business then subject to sale. The relevant Buyer or Company, as the case may be, shall have received all material Permits, including all Environmental Permits, necessary to operate after the Closing the Business then being sold as set forth on Schedule 11.2.

   11.3 Material Contract and Material Lease Consents. All necessary third party and Government Entity consents set forth on Schedule 11.3 shall have been obtained for the transfer to the relevant Buyer of the Material Contracts and the Material Leases.

                                   ARTICLE 12.
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

             With respect to each separate and independent transaction and sale of each Business as hereby contemplated, the obligations of Sellers hereunder are, at their option, subject to the satisfaction of the following conditions on or prior to the respective Closing Date for such transaction; provided, however, that the failure or delay in the satisfaction of any condition which arises from and relates to the Closing of the sale of any particular Business shall not operate to delay or excuse the Sellers' obligations to consummate the transactions contemplated by this Agreement with respect to the remaining Businesses, and the Sellers shall proceed to consummate the transactions with respect to such remaining Businesses, in accordance with the terms and conditions of this Agreement.

   12.1 Accuracy of Representations; Performance of Covenants. The representations and warranties of Buyers contained in Article 6 of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. Each and all of the covenants, obligations and agreements of Buyers to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed in all material respects.

   12.2 Governmental Consents. BFI shall have received all governmental consents required from any Government Entity relating to consummation of the transactions contemplated in this Agreement, including the expiration or earlier termination of the waiting period under the HSR Act, if applicable.

                                   ARTICLE 13.
                             RIGHTS OF FIRST REFUSAL

   13.1 Superior's Right of First Refusal. For a period equal to seven years and six months after the execution date of the Amended Disposal Agreements, BFI hereby grants to Superior two independent and separate rights-of-first-refusal to meet any offer to purchase all or a substantial part of BFI's current or future solid waste collection operations in each and either of Milwaukee, Wisconsin and/or Mansfield, Ohio. Upon receipt of any oral or written offer to purchase all or a substantial part of either (or both) of such operations by a third party, BFI shall give written notice to Superior of such fact and all of the terms and conditions of such third party offer. Superior shall have thirty (30) days after its receipt of such notice (the "Election Term") to notify BFI in writing of its election to purchase such operations on such terms. The purchase price for such operations shall be identical to the purchase price contained in the third party offer, and shall be upon the same terms and conditions thereof, except as expressly set forth herein. In the event the third party offer provides for consideration other than in cash, the purchase price pursuant to the right of first refusal granted herein shall include the cash equivalent of any non-cash consideration in such amount as agreed upon by the parties in lieu of the non-cash consideration. If the parties cannot agree upon the cash equivalent value, the time periods for the exercise of the right of first refusal granted shall be suspended, and each party shall appoint a qualified appraiser, and the two appraisers so appointed shall appoint a third qualified appraiser, who alone shall determine the fair market value of the non-cash consideration. The cost of the appraiser shall be shared equally by the parties. The value so determined shall be binding upon the parties and be included in the purchase price applicable to this right of first refusal. The closing of the purchase of such operations by Superior shall occur on or before ninety (90) days after Superior notifies BFI of its election to so purchase. In the event Superior does not notify BFI of its election to purchase such operations within the Election Term, then BFI may sell such operations on such indicated terms and conditions to such third party so long as such sale is consummated within ninety (90) days after such Election Term. If such sale to the third party is not consummated within such period, then Superior shall again have the right-of-first-refusal to purchase such operation prior to any offer to or sale to any third party in accordance with the provisions of this Article 13. During the Election Term, Superior and its Affiliates and representatives may at all reasonable times conduct such reasonable due diligence investigations and inquiries with regard to such operations. BFI shall, during the Election Term, provide fully responsive information to any reasonable due diligence request by Superior and its Affiliates and representatives.

   13.2 BFI's Right of First Refusal. For a period equal to seven years and six months after the execution date of the Amended Disposal Agreements, Superior hereby grants to BFI three independent and separate rights-of-first-refusal to meet any specific offer to purchase all or a substantial part of the Green Bay Business, the Columbus Business and/or the DuBois Business (specifically exclusive of any acquisition thereof which may be or is proposed to be effected through a change in control or an acquisition of Superior); and provided, further, that this right of first refusal shall not apply to any offer to purchase relating to, or sale by Buyers of, the Green Bay Business' medical waste collection Contracts and related business being purchased herein or any offer to purchase relating to, or sale by Buyers of, the Peshitgo, Wisconsin collection Contracts and related business being purchased herein as part of the Green Bay Business. Except as set forth in the sentence above, upon receipt of any specific oral or written offer to purchase all or a substantial part of any of such Businesses by a third party, Superior shall give written notice to BFI of such fact and all of the terms and conditions of such third party offer. BFI shall have thirty (30) days after its receipt of such notice (the "Election Term") to notify Superior in writing of its election to purchase such Business on such terms. The purchase price for such Business shall be identical to the purchase price contained in the third party offer, and shall be upon the same terms and conditions thereof, except as expressly set forth herein. In the event the third party offer provides for consideration other than in cash, the purchase price pursuant to the right of first refusal granted herein shall include the cash equivalent of any non-cash consideration in such amount as agreed upon by the parties in lieu of the non-cash consideration. If the parties cannot agree upon the cash equivalent value, the time periods for the exercise of the right of first refusal granted shall be suspended, and each party shall appoint a qualified appraiser, and the two appraisers so appointed shall appoint a third qualified appraiser, who alone shall determine the fair market value of the non-cash consideration. The cost of the appraiser shall be shared equally by the parties. The value so determined shall be binding upon the parties and be included in the purchase price applicable to this right of first refusal. The closing of the purchase of such Business by BFI shall occur on or before ninety (90) days after BFI notifies Superior of its election to so purchase. In the event BFI does not notify Superior of its election to purchase such Business within the Election Term, then Superior may sell such Business on such indicated terms and conditions to such third party so long as such sale is consummated within ninety (90) days after such Election Term. If such sale to the third party is not consummated within such period, then BFI shall again have the right-of-first-refusal to purchase such Business prior to any sale to any third party in accordance with the provisions of this Article 13. During the Election Term, BFI and its Affiliates and representatives may at all reasonable times conduct such reasonable due diligence investigations and inquiries with regard to such Business. Superior shall, during the Election Term, provide fully responsive information to any reasonable due diligence request by BFI and its Affiliates and representatives.

                                   ARTICLE 14.
                        TERMINATION, AMENDMENT AND WAIVER

   14.1 Partial or Complete Termination. This Agreement may be terminated with respect to any or all of the independent transactions contemplated herein that have not yet been consummated at any time prior to the Closing Date for such transaction:

        (a)  by mutual written consent of Superior and BFI.

        (b)  by either Superior or BFI:

             (i) if any court of competent jurisdiction or any Government Entity shall have issued an Order or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of any such individual transaction or of all of the transactions contemplated hereby and such Order, ruling or other action shall have become final and nonappealable; provided, however, that if any reason which forms the basis for termination of this Agreement under this subparagraph does not affect all of the Closings for the sales of all of the Businesses yet to be sold hereunder, then this subparagraph shall only form the basis for terminating this Agreement with respect to the individual sales of the Businesses so affected; or

             (ii) with respect to the sale of the (A) Green Bay Business, if the Closing thereof has not occurred by May 31, 1997;
                     (B) the Columbus Business, if the Closing thereof has not occurred by May 31, 1997; or (C) the DuBois Business, if the Closing thereof has not occurred by May 31, 1997, unless in any case above the failure to consummate the Closing of such sale by such date is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the failure to Close the sale of any Business by its respective deadline date above shall not otherwise form the basis for Superior or BFI to terminate this Agreement with respect to the sale of any other Business not yet consummated.

        (c) by Superior if Sellers breach in any material respect any of their representations or warranties herein or Sellers fail to perform in any material respect any of their covenants, agreements or obligations under this Agreement, and any such failure to perform a covenant, agreement or obligation is not waived by Superior or cured by Sellers within ten (10) days after written notice from Superior (provided that BFI shall promptly notify Superior of any such failure); provided, however, that if any reason which forms the basis for termination of this Agreement under this subparagraph does not affect all of the Closings for the sales of all of the Businesses yet to be sold hereunder, then this subparagraph shall only form the basis for terminating this Agreement with respect to the individual sales of the Businesses so affected.

        (d) by BFI if Buyers breach in any material respect any of their representations or warranties herein or fail to perform in any material respect any of their covenants, agreements or obligations under this Agreement, and any such failure to perform a covenant, agreement or obligation is not waived by BFI or cured by Buyers within ten (10) days after written notice from BFI (provided that Superior shall promptly notify BFI of any such breach or failure); provided, however, that if any reason which forms the basis for termination of this Agreement under this subparagraph does not affect all of the Closings for the sales of all of the Businesses yet to be sold hereunder, then this subparagraph shall only form the basis for terminating this Agreement with respect to the individual sales of the Businesses so affected.

   14.2 Effect of Termination.  Termination of this Agreement pursuant to
        Section 14.1(a) or (b) shall be without further Liability of any party to the other with respect to the sale of the Business or Businesses not to be consummated as a result of such termination, but shall not otherwise affect the parties' obligations under this Agreement with respect to the Businesses not so affected.
        Termination of all or any part of this Agreement pursuant to
        Section 14.1(c) or (d) shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to any such termination. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to any such termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made ("indemnified party") from and against all Claims asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties' obligations under Section 8.7 of this Agreement shall survive termination.

                                   ARTICLE 15.
                                     GENERAL

   15.1 BFI Name and Logos. As soon as practicable (but in any event within six (6) months for Vehicles and twelve (12) months for containers and other Equipment and Assets) after the Closing Date for each sale of any Business hereunder, Buyers, at Buyers' expense, shall remove all BFI names and logos from all Equipment and Vehicles of such Business. Nothing in this Agreement shall constitute a license or authorization for Buyers to use in any manner any "BFI" or "Browning-Ferris" name, logo or mark owned by or licensed to BFI and its affiliates.

   15.2 Access to Records and Properties. For a period of up to seven (7) years subsequent to the Closing of each Business sold hereunder, Buyers will afford to BFI, at its expense, reasonable access and an opportunity to photocopy during normal business hours and upon reasonable advance notice to Superior (provided that such access may be structured to avoid or minimize business disruption or competitive disadvantage to Buyers or Companies) to the financial and tax records of such Business as well as the Assets related to such Business conducted for all periods up to the respective Closing Date for the sale of such Business, to (i) complete any financial statements or audits thereof or tax returns; (ii) defend any tax disputes or claims or respond to any requests in connection with any tax audits; (iii) comply with any legal request or order; or (iv) defend any Litigation.

   15.3 Termination of Insurance Policies. BFI will on the respective Closing Date for any sale of any Business, or promptly thereafter, cancel any insurance policies maintained by the Companies prior to such Closing and shall be entitled to any refunds or other amounts paid in connection with any such cancellations.

   15.4 Financial Assurance. On or before ninety (90) days following the respective Closing Date for the sale of any Business hereunder, Buyer shall submit such instruments of financial assurance required by the respective Government Entities to effect the full and effective release to BFI and its Affiliates of those instruments of financial assurance set forth or described by respective Business in
        Schedule 15.4 hereto.

   15.5 Assignment. Except as otherwise provided herein, this Agreement and the rights of the parties hereunder may not be assigned (except, in whole or in part, (i) by operation of law; (ii) to an Affiliate of the assigning party, provided the assignor remains responsible for the performance thereby; or (iii) to a party who subsequently acquires all or a substantial portion of any of the Businesses being acquired herein) and shall be binding upon and shall inure to the benefit of the parties hereto and the successors the parties hereto.

   15.6 Arbitration. Any controversy or claim arising out of or related to this Agreement, or any transactions contemplated herein, that cannot be amicably resolved between Superior and BFI, including, without limitation, whether such controversy or claim is subject to arbitration, shall be resolved by binding arbitration held in Chicago, Illinois, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, subject to this
        Section 15.6. Arbitration proceedings shall be conducted by a panel of three (3) persons selected as follows: (i) the party initiating arbitration shall select one arbitrator; (ii) the other party shall select a second arbitrator; and (iii) the two arbitrators shall select a third arbitrator as soon as possible. Each party shall provide prompt written notice of the arbitrator selected by it in accordance with the terms of this Agreement. No arbitrator shall have or previously have had any significant relationship with any of the parties hereto. The decision of any two (2) of the arbitrators on any submitted matter shall be final. Notwithstanding the foregoing, if the controversy or claim in question is not resolved by the arbitrators as provided herein within one hundred fifty (150) days after selection of the first arbitrator, either party may pursue any remedy with respect hereto providing by law.

   15.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

   15.8 Fees and Expenses. Whether or not the transactions herein contemplated shall be consummated, (i) BFI will pay the fees, expenses and disbursements of Sellers and Companies and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, as well as the following: (a) any sales, use, excise, transfer or other similar tax imposed by Law on Sellers with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto and (b) all premiums for the issuance of the title insurance policies issued pursuant to Section 8.11 hereof, and the cost of the Surveys performed pursuant to Section 8.12, and
        (ii) Buyer will pay the fees, expenses and disbursements of Buyers and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto, including the entire HSR Act filing fee and the taxes described in clause (i)(a) above which are not imposed by Law on Sellers and any interest or penalties related thereto.

   15.9 Notices. Any notice or communication required or permitted hereunder shall be sufficiently given if sent by first class mail, postage prepaid:

        (a)  If to BFI, addressed to it at

             P.O. Box 3151
             Houston, Texas  77253
             Attention:  Secretary

        (b)  If to Buyers, addressed to Superior at

             10150 West National Avenue, Suite 350
             West Allis, Wisconsin 53227
             Attn:  General Counsel

        With a copy to its counsel at

             Foley & Lardner
             777 East Wisconsin Avenue
             Milwaukee, Wisconsin 53202-5367
             Attn:  Steven R. Barth

   15.10 Captions. The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

   15.11 Disclosure Schedule. The Schedules to this Agreement have been compiled in a bound volume (the "Disclosure Schedule"), executed by BFI and dated and delivered to Superior at least three business days prior to the execution date of this Agreement. Information set forth in the Disclosure Schedule specifically refers to the specific Article and Section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other Article or Section of this Agreement or for any other purpose. The Disclosure Schedule includes a table of contents and/or index to all of the information and documents contained therein. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement. Schedules which contain information relating to more than one Business shall clearly identify, segregate and distinguish such information by each respective Business.

   15.12 Entire Agreement. This Agreement (including the schedules and exhibits hereto) and the Ancillary Instruments delivered pursuant hereto constitute the entire agreement and understanding between Sellers and Buyers and supersede any prior agreement and understanding relating to the subject matter of this Agreement (including the February 25, 1997 letter of understanding between Superior and BFI and the confidentiality agreement between Superior and BFI dated November 22, 1996). This Agreement may be modified or amended only by a written instrument executed by BFI and Superior acting through their duly elected officers.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

   SUPERIOR SERVICES, INC.                 BROWNING-FERRIS INDUSTRIES, INC.


   By:/S/ G. W. "BILL" DIETRICH            By:/S/ GERALD K. BURGER
      G. W. "Bill" Dietrich, President        Gerald K. Burger, Vice
                                              President


   SUPERIOR OF WISCONSIN, INC.             BROWNING-FERRIS INDUSTRIES OF
                                           WISCONSIN, INC.


   By:/S/ G. W. "BILL" DIETRICH            By:/S/ GERALD K. BURGER
      G. W. "Bill" Dietrich, President        Gerald K. Burger, Vice
                                              President


   SUPERIOR OF OHIO, INC.                  M&N RECYCLING, INC.


   By:/S/ G. W. "BILL" DIETRICH            By:/S/ GERALD K. BURGER
      G. W. "Bill" Dietrich, President        Gerald K. Burger, Vice
                                              President

   SUPERIOR WASTE SERVICES                 BFI WASTE SYSTEMS OF OHIO, INC.
   OF PENNSYLVANIA, INC.


   By:/S/ G. W. "BILL" DIETRICH            By:/S/ GERALD K. BURGER
      G. W. "Bill" Dietrich, President        Gerald K. Burger, Vice
                                              President


                                           BROWNING-FERRIS INDUSTRIES OF
                                           PENNSYLVANIA, INC.


                                           By:/S/ GERALD K. BURGER
                                           Gerald K. Burger, Vice President